KCA Deutag International Limited

Annual Report and Financial Statements

for the year ended 31 December 2024 and 2023

Registered Number: 132385

KCA Deutag International Limited
Annual Report and Financial Statements
for the year ended 31 December 2024 and 2023
Contents

Independent auditors' report to the members of KCA Deutag International Limited

Opinion
We have audited the consolidated financial statements of KCA Deutag International Limited  (the Company), which comprise the consolidated balance sheets as of 31 December 2024 and 2023, and the related consolidated income statement, statement of comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at 31 December 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional scepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Independent auditors' report to the members of KCA Deutag International Limited

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP
Aberdeen, United Kingdom
4 April 2025

d well and facibe the key audit matters to be communicated in our report. This is not a complete list of al

KCA Deutag International Limited
Consolidated Income Statement
for the years ended 31 December 2024 and 2023

		2024	2023
	Note	$m	$m
Revenue	5	1,711.6	1,614.5
Cost of sales		(1,445.2)	(1,370.9)
Gross profit		266.4	243.6
Administrative expenses		(48.5)	(49.2)
Net impairment (loss) gain on financial and contract assets	16	(0.1)	3.0
Amortisation of intangible assets	13	(7.8)	(8.8)
Operating profit before exceptional items		210.0	188.6
Exceptional items	10	(85.8)	(21.8)
Operating profit		124.2	166.8
Finance costs	7	(170.9)	(169.5)
Finance income	7	14.7	7.7
(Loss) income before taxation	8	(32.0)	5.0
Taxation	9	(53.6)	(47.2)
Loss from continuing operations		(85.6)	(42.2)
Profit from discontinued operations		-	8.5
Loss for the year	5	(85.6)	(33.7)

Loss attributable to:
Owners		(102.8)	(49.7)
Non controlling interests		17.2	16.0
		(85.6)	(33.7)

Consolidated Statement of Comprehensive Income
for the years ended 31 December 2024 and 2023

		2024	2023
	Note	$m	$m
Loss for the year		(85.6)	(33.7)
Other comprehensive expense:
Fair value movement on cash flow hedges		(2.6)	0.2
Exchange differences on foreign operations		(10.2)	(5.9)
Remeasurements on defined benefit pension schemes		(3.2)	(7.8)
Remeasurement on value of investment	14	(1.0)	(3.7)
Total other comprehensive expense for year - net of tax		(17.0)	(17.2)
Total comprehensive expense for the year - net of tax		(102.6)	(50.9)
Comprehensive expense attributable to:
Owners		(119.8)	(66.9)
Non controlling interests		17.2	16.0
		(102.6)	(50.9)
All items, with the exception of the remeasurements on defined benefit pension schemes and equity instruments that have been designated as financial assets at fair value through other comprehensive income, may subsequently be reclassified to the Income Statement.
The Notes on pages 10 to 55 form an integral part of the financial statements.

KCA Deutag International Limited
Consolidated Balance Sheets as at 31 December 2024 and 2023

		2024	2023
	Note	$m	$m
Assets
Non-current assets
Property, plant and equipment	11	988.3	948.3
Right of use assets	29	106.3	147.6
Goodwill	12	365.5	374.1
Other intangible assets	13	28.9	33.9
Investments	14a,b	1.1	2.7
Deferred tax assets	23	59.5	60.4
		1,549.6	1,567.0
Current assets
Inventories and work in progress	15	211.3	193.4
Trade and other receivables	16	370.7	385.8
Financial assets - derivative financial instruments	21	-	0.6
Cash and cash equivalents	18	231.3	230.1
		813.3	809.9
Total assets		2,362.9	2,376.9
Liabilities
Current liabilities
Trade and other payables	19	(477.1)	(415.2)
Amounts owed to subsidiaries	33	-	-
Tax liabilities	9	(23.7)	(33.0)
Financial liabilities – derivative financial instruments	21	(2.0)	(1.6)
Financial liabilities – borrowings	20	(1,123.7)	(3.1)
Lease liabilities	29	(45.2)	(60.4)
Provisions	22	(1.3)	(1.3)
		(1,673.0)	(514.6)
Non-current liabilities
Deferred income		(6.2)	(6.3)
Financial liabilities – borrowings	20	(78.2)	(1,112.2)
Deferred tax liabilities	23	(69.3)	(61.8)
Retirement benefit obligations	27	(99.0)	(106.6)
Lease liabilities	29	(72.7)	(96.0)
Provisions and other payables	22	(2.3)	(2.0)
		(327.7)	(1,384.9)
Total liabilities		(2,000.7)	(1,899.5)
Net assets		362.2	477.4
Capital and reserves
Share capital	24	0.1	0.1
Share premium	25	919.2	919.2
Other reserves		2,711.4	2,724.2
Accumulated losses		(3,291.2)	(3,184.2)
		339.5	459.3
Non controlling interest		22.7	18.1
Total equity		362.2	477.4
The financial statements on pages 5 to 55 were approved by the Board of Directors on 4 April 2025 and signed on its behalf by

J Porter	Registered Number: 132385
Director

KCA Deutag International Limited
Consolidated Statement of Changes in Shareholders' Equity
for the year ended 31 December 2024

				Other reserves
	Share capital	Share premium	Retained earnings	Merger reserve	Hedging reserves	Currency translation reserves	Non- controlling interests	Total equity
	$m	$m	$m	$m	$m	$m	$m	$m
	(Note 24)	(Note 25)
At 1 January 2024	0.1	919.2	(3,184.2)	2,733.7	1.0	(10.5)	18.1	477.4
Comprehensive expense
Loss for the year	-	-	(102.8)	-	-	-	17.2	(85.6)
Other comprehensive expense
Fair value movement on cash flow hedges	-	-	-	-	(2.6)	-	-	(2.6)
Exchange differences on foreign operations	-	-	-	-	-	(10.2)	-	(10.2)
Remeasurements on defined benefit pension schemes, net of tax	-	-	(3.2)	-	-	-	-	(3.2)
Remeasurement on value of investment (Note 14)	-	-	(1.0)	-	-	-	-	(1.0)
Total other comprehensive expense	-	-	(4.2)	-	(2.6)	(10.2)	-	(17.0)
Total comprehensive expense	-	-	(107.0)	-	(2.6)	(10.2)	17.2	(102.6)
Transactions with owners
Dividend paid to minority shareholder	-	-	-	-	-	-	(12.6)	(12.6)
At 31 December 2024	0.1	919.2	(3,291.2)	2,733.7	(1.6)	(20.7)	22.7	362.2

Other reserves in the Balance Sheet consist of the hedging reserve, merger reserve, currency translation reserve, capital contribution reserve and non-controlling interests.

At 31 December 2024, the Group recorded a $1.0 million reduction in the value of its investment in Clean Power Hydrogen plc to reflect the market value applicable at that date.

KCA Deutag International Limited
Consolidated Statement of Changes in Shareholders' Equity
for the year ended 31 December 2023

				Other reserves
	Share capital	Share premium	Accumulated losses	Merger reserve	Hedging reserves	Currency translation reserves	Non- controlling interests	Total equity
	$m	$m	$m	$m	$m	$m	$m	$m
	(Note 24)	(Note 25)
At 1 January 2023	0.1	918.0	(3,123.7)	2,733.7	0.8	(4.6)	16.4	540.7
Comprehensive expense
Loss for the year	-	-	(49.7)	-	-	-	16.0	(33.7)
Other comprehensive (expense)/income
Fair value movement on cash flow hedges	-	-	-	-	0.2	-	-	0.2
Exchange differences on foreign operations	-	-	-	-	-	(5.9)	-	(5.9)
Remeasurements on defined benefit pension schemes	-	-	(7.8)	-	-	-	-	(7.8)
Remeasurement on value of investment (Note 14)	-	-	(3.7)	-	-	-	-	(3.7)
Total other comprehensive expense	-	-	(11.5)	-	0.2	(5.9)	-	(17.2)
Total comprehensive expense	-	-	(61.2)	-	0.2	(5.9)	16.0	(50.9)
Transactions with owners
Capital contribution arising from Group restructuring	-	-	1.2	-	-	-	-	1.2
Dividend paid to minority shareholder	-	-	(0.5)	-	-	-	(14.3)	(14.8)
Issue of shares	-	1.2	-	-	-	-	-	1.2
At 31 December 2023	0.1	919.2	(3,184.2)	2,733.7	1.0	(10.5)	18.1	477.4

Non-controlling interests represent the share of profits or losses attributable to non-Group shareholders of certain subsidiaries.

During 2023 the Company received $1.2 million from the trustees administering the 2020 restructuring of the KCA Deutag Group.

KCA Deutag International Limited

Consolidated Cash Flow statements
for the years ended 31 December 2024 and 2023

		2024	2023
	Note	$m	$m
Cash generated from (used in) operating activities	28	378.7	315.2
Tax paid		(60.7)	(27.1)
Net cash generated from (used in) operating activities		318.0	288.1
Cash flows from investing activities
Acquisition of subsidiary, net of cash acquired		(14.0)	(63.5)
Purchase of property, plant and equipment		(151.3)	(122.2)
Proceeds from sale of property, plant and equipment		0.3	0.5
Purchase of intangible assets		(3.0)	(3.0)
Investment in an unconsolidated entity		(0.1)	(0.1)
Interest received		7.3	7.3
Net cash (used in) generated from investing activities		(160.8)	(181.0)
Cash flows from financing activities
Proceeds from issue of ordinary shares		-	1.2
Drawdown from Oman debt		45.1	41.5
Lease payments	29	(70.5)	(73.9)
Interest paid, including capitalised interest		(115.8)	(112.7)
Dividend paid to minority shareholders		(12.6)	(14.8)
Net cash used in financing activities		(153.8)	(158.7)
Effect of exchange rate changes on cash and cash equivalents		(2.2)	1.0
Net increase (decrease) in cash and cash equivalents		1.2	(50.6)
Cash and cash equivalents at beginning of year		230.1	280.7
Cash and cash equivalents at end of year	18	231.3	230.1

Cash and cash equivalents as set out in the above Cash Flow Statement include overdraft facilities which form part of the Group’s cash management strategy.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

1	General information

KCA Deutag International Limited ('the Company') is a holding company whose principal subsidiary undertakings provide drilling and related well and facilities engineering services on a worldwide basis to the energy industry.
The Company is a private company, limited by shares, incorporated in Jersey. The address of its registered office is 13-14 Esplanade, St Helier, JE2 3QA.

2	Basis of preparation

The Group financial statements have been prepared under International Financial Reporting Standards as issued by the International Accounting Standards Board. The consolidated financial statements have been prepared on a historical cost basis, except for investment properties, derivative financial instruments, debt and equity financial assets and contingent consideration that have been measured at fair value. A summary of the significant Group accounting policies is set out below.
The Group regularly monitors its funding position throughout the year to ensure that it has access to sufficient funds to meet its forecast cash requirements. Forecasts are regularly produced to give management’s best estimates of forward liquidity, leverage and forecast covenant compliance as defined in the Group’s loan documentation. This is done to identify risks to liquidity and covenant compliance and to enable management to formulate appropriate and timely mitigation strategies.
Subsequent to the year end, KCA Deutag International Limited and its subsidiaries (“the Group”) were sold to HP Global Holdings Limited, a subsidiary of Helmerich and Payne LLC. As part of the transaction on 16 January 2025, the majority of the Group’s external debt has been repaid replaced by an intercompany loan from Helmerich and Payne LLC.
The Directors have considered the going concern period to 30 April 2026. In assessing whether the financial statements for the Group should be prepared on the going concern basis, the Directors have considered current market conditions and the outlook for the Group. The Group has net assets at the Balance sheet date of $362.2 million (2023: $477.4 million).
Whilst the Group is expected to generate positive cashflows within the going concern period, the funding of the Group is dependent upon the overall funding position of Helmerich & Payne ("the H&P Group"). The H&P Group regularly monitors its funding position throughout the year to ensure that it has access to sufficient funds to meet its forecast cash requirements. Forecasts are regularly produced to give management's best estimates of forward liquidity, leverage and forecast covenant compliance as defined in the Group's loan documentation. This is done to identify risks to liquidity and covenant compliance and to enable management to formulate appropriate and timely mitigation strategies.
For the Group to continue as a going concern, it is reliant upon the provision of financial support from its parent. As such, the Directors have obtained written confirmation that the H&P Group intend to support the Group through the going concern period.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information
The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

a)	Basis of consolidation
(i) Subsidiaries
The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company for the year to 31 December 2024. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Subsidiaries are fully consolidated or deconsolidated from the effective date control is transferred to or from the Company. On acquisition, the assets and liabilities of a subsidiary are measured at their fair values at the date of acquisition. Any excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognised as goodwill. Any excess of the fair values of the identifiable net assets over the cost of acquisition is recognised directly in the Income Statement.
All intra-group transactions, balances, income and expenses are eliminated on consolidation. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by the Group.
(ii) Associates and joint ventures
An associate is an entity over which the Group is in a position to exercise significant influence, but not control or joint control, through participation in the financial and operating policy decisions of the investee. The results and assets and liabilities of associates are incorporated in the financial statements using the equity method of accounting. Under the equity method of accounting, interests in joint ventures are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses and movements in other comprehensive income. The Group’s share of its associates’ post-acquisition profits or losses is recognised in the Income Statement within operating profit and its share of post-acquisition movements in reserves is recognised in reserves. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. Losses of the associates in excess of the Group’s interest in those associates are not recognised.
Any excess of the costs of acquisition over the Group’s share of the fair values of the identifiable net assets of the associate at the date of acquisition is recognised as goodwill and included within the carrying amount of the associate. Any excess of the Group’s share of the fair values of the identifiable net assets of the associate over the costs of acquisition is recognised directly in the Income Statement.
Where a Group company transacts with an associate, profits and losses are eliminated to the extent of the Group’s interest in the relevant associate. Losses may provide evidence of an impairment of the asset transferred in which case appropriate provision is made for impairment.
Investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. The Group has assessed the nature of its joint arrangements and determined them to be joint ventures. Joint ventures are accounted for using the equity method.
Unrealised gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s interest in the joint ventures. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of the joint ventures have been changed where necessary to ensure consistency with the policies adopted by the Group.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information (continued)

b)	Foreign currency translation
(i) Functional and presentation currency
The consolidated financial statements are presented in US Dollars. Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operated (the functional currency). The Company’s functional and presentation currency is the US Dollar.
The exchange rates used in respect of the major currencies in which the Group operates, compared to the US Dollar, are as follows:

	Average rate for year	Closing rate
GBP	0.7827	0.7991
NOK	10.7402	11.3730
EUR	0.9252	0.9638
(ii) Transactions and balances
Transactions denominated in foreign currencies are translated and recorded at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the Balance Sheet date. Gains and losses arising on retranslation are recognised in the Income Statement for the year, except where hedge accounting is applied.
(iii) Group companies
On consolidation, the assets and liabilities of the Group’s non US Dollar functional entities are translated at exchange rates prevailing on the Balance Sheet date. Income and expense items are translated at average monthly exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case the actual transaction rate will be used).
All resulting exchange differences are recognised as a separate component of equity. Such translation differences are recognised in the Income Statement in the year in which the operation is disposed of.
(iv) Goodwill and fair value adjustments
Goodwill and fair value adjustments arising on the acquisition of a non US Dollar functional entity are treated as assets and liabilities of the non US Dollar functional entity and translated at the closing exchange rate.

c)	Business combinations and goodwill
(i) Business combinations accounted for using the acquisition method
Business combinations are accounted for using the acquisition method. All assets and liabilities of the acquiree are measured at fair value at the date of acquisition. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. Acquisition costs incurred are expensed and included in administrative expenses.
Goodwill arising on acquisition (representing the excess of fair value of the consideration given over the fair value of the separable net assets acquired) is recognised as an asset and reviewed for impairment at least annually. On disposal of an entity, the attributable amount of remaining goodwill is included in the determination of profit and loss on disposal.
Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability will be recognised through the Income Statement. If the contingent consideration is classified as equity, it will not be remeasured. Subsequent settlement is accounted for within equity.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

When deferred consideration is payable on the acquisition of a business, an estimate of the amount payable is made at the date of acquisition and reviewed regularly thereafter, with any subsequent change in the estimated liability being reflected in the Income Statement. Where deferred consideration is payable after more than one year the estimated liability is discounted using an appropriate rate of interest

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information (continued)

c)	Business combinations and goodwill (continued)
(ii) Business combinations under common control
It is the Group’s policy to account for business combinations involving entities under common control using predecessor accounting. Under predecessor accounting, the Group has elected to include the acquired entity’s results and capital structure from the date of acquisition.
A merger reserve, recognised in equity, represents the differences on consolidation arising on the adoption of predecessor accounting. This comprises the difference between consideration paid and the book value of net assets acquired in the transaction. No additional goodwill is created or gain recognised.

d)	Other intangible assets
Intangible assets are recognised at cost less accumulated amortisation and any provision for impairment. On acquisition of an entity, intangible assets are identified and evaluated to determine the fair value on the acquisition Balance Sheet. Amortisation is provided to write off the cost of each asset over its estimated useful life, using the straight-line method, on the following basis:

Trade names	up to 21 years
Customer relationships and contracts	up to 13 years
Technology	up to 10 years

We perform an annual review of our intangible assets to determine the appropriateness of their carrying values. When determining the impairment charge for each intangible asset category management has assessed the current and likely future benefit obtained from the specific assets, taking into account the current market environment.

e)	Property, plant and equipment
Property, plant and equipment held for use in the Group’s operations, or for administrative purposes, are stated in the Balance Sheet at cost, net of accumulated depreciation and any provision for impairment. Cost includes professional fees and, for qualifying assets, borrowing costs capitalised in accordance with the Group’s accounting policy.
Depreciation is provided on all property, plant and equipment, other than freehold land, at rates calculated to write off the cost, less estimated residual value, of each asset over their estimated useful life.

Assets are depreciated by the straight line method on the following basis:

Freehold buildings	50 years
Leasehold improvements - land and buildings	50 years (or over the unexpired lease, if shorter)
Plant, machinery and vehicles	2-10 years
Drilling rigs and equipment:
- Mast and Substructure	11-16 years
- Rig Components	4-11 years
- Tubulars	4 years
Assets in the course of construction are not depreciated until ready for use.
The gain or loss arising on the disposal of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in the Income Statement.
Asset lives and residual values are assessed at each Balance Sheet date. Where an impairment trigger is identified with relation to specific assets, a review is undertaken to confirm the appropriateness of the carrying value taking into account factors such as comparable asset values and available third party valuations.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information (continued)

f)	Goodwill impairment
The Group performs impairment reviews in respect of goodwill annually, and other intangible assets and property, plant and equipment when circumstances indicate that the carrying amount may not be recoverable. An impairment charge is recognised when the recoverable amount of an asset, calculated as the higher of the asset’s recoverable amount and its value per an independent third party valuation, is less than its carrying amount. In the absence of comparable market transactions, a discounted cash flow model would have been used to value the assets, as such a model is equivalent to what a market participant would use as a methodology for asset valuation. For the 2024 goodwill impairment assessment, a Fair Value Less Cost to Dispose calculation has been performed with reference to the transaction price achieved for the sale of the KCA Deutag business to Helmerich and Payne in January 2025.
For the purpose of impairment testing, assets are allocated to the appropriate cash generating unit ("CGU"). The CGUs are aligned to the structure the Group uses to manage its business. Cash flows are discounted in determining the recoverable amount.

g)	Net borrowing costs and interest income
Borrowing costs directly attributable to the construction of qualifying assets such as property, plant and equipment are added to the cost of those assets, until such time as the assets are substantially ready for their intended use. All other borrowing costs are recognised in the Income Statement in the year in which they are incurred. Interest income is accrued on a time basis, by reference to the principal amount outstanding and the effective interest rate applicable.

h)	Investments in subsidiaries, associates and intercompany loans
Investments held as non-current assets are measured at cost less appropriate provision for impairment where the Directors consider that an impairment in value has occurred. The same process used to determine ECLs for trade and other receivables is also applied for intercompany loans (Note 16). Investments are considered for impairment at least annually. In respect of the accounting treatment for investments in associates for Group purposes see Note 3a) above.

i)	Inventories
Inventories of spare parts which are held for use in the Group’s drilling operations are stated at weighted average cost less a provision in respect of those spares attached to the older rigs and equipment. Other inventory and work in progress are valued at the lower of cost and net realisable value. Cost is calculated using the weighted average method.

j)	Cash and cash equivalents
Cash and cash equivalents comprise cash in hand, deposits with maturities of less than three months held with banks and bank overdrafts.

k)	Trade receivables
Trade receivables, including contract assets, are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method less provision for an expected credit loss, if applicable. When determining the level of expected credit loss provision, management consider the age of the outstanding receivable along with prior experience in relation to the specific customer as well as the jurisdiction in which the balance is due before booking any provision.
When determining the level of expected credit loss provision required in respect of trade receivable balances, management also consider the creditworthiness and probability of the default of the customer.

l)	Taxation
The tax charge represents the sum of tax currently payable, deferred tax and management’s estimated provision for current tax claims. Tax currently payable is based on the taxable profit for the year. Taxable profit differs from the profit reported in the Income Statement due to items that are not taxable or deductible in any year and also due to items that are taxable or deductible in a different year. The Group’s liability for current tax is calculated using tax rates enacted or substantively enacted at the Balance Sheet date.
Deferred income tax is provided, using the full liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information (continued)

l)	Taxation (continued)
The principal temporary differences arise from depreciation on property, plant and equipment, pension liabilities, tax losses carried forward and, in relation to acquisitions, the difference between the fair values of the net assets acquired and their tax base.
Tax rates enacted, or substantively enacted, by the Balance Sheet date are used to determine deferred income tax.
Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised. Future taxable profits are determined based on business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised; such reductions are reversed when the probability of future taxable profits improves.
In relation to uncertain tax positions, a tax charge is created to reflect management’s best estimate of the amount payable in relation to a portfolio of tax claims and the risk of occurrence of each claim as at the Balance Sheet date.

m)	Employee benefits
(i) Pension obligations
A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. A defined benefit plan is a pension plan that is not a defined contribution plan.
Typically, defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.
The liability recognised in the Balance Sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension obligation.
The interest income on scheme assets and the increase during the period in the present value of the scheme’s liabilities arising from the passage of time are included in finance income/expense.
Remeasurement gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise.
Past-service costs are recognised immediately in the Income Statement.
For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.
(ii) End of service benefit accruals
As required under local legislation in a number of Middle East countries, the Group operates post-employment benefit schemes where payments are made to employees at the end of their service based on most recent salary and number of service years. These plans are not funded.
Accordingly, valuations of the obligations under the plans are carried out by an independent actuaries based on the projected unit credit method. The costs relating to such plans primarily consist of the present value of the benefits attributed on an equal basis to each year of service and the interest on this obligation in respect of employee service in previous years.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information (continued)

m)	Employee benefits (continued)
Current and past service costs related to post-employment benefits are recognised immediately in profit or loss while unwinding of the liability at discount rates used are recorded in profit or loss. Any changes in net liability due to actuarial valuations and changes in assumptions are taken as re-measurement in other comprehensive income.
Re-measurement gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised directly in other comprehensive income and transferred to retained earnings in the statement of changes in equity in the period in which they occur.
Changes in the present value of the defined benefit obligations resulting from plan amendments or curtailments are recognised immediately in profit or loss as past service costs.
End of service payments are based on employees’ final salaries and allowances and their cumulative years of service, as stated under applicable national laws.

n)	Financial assets and liabilities
Financial assets and financial liabilities are recognised on the Group’s Balance Sheet when the Group becomes a party to the contractual provisions of the instrument.
(i) Derivative financial instruments and hedge accounting
The Group’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates. The Group uses foreign exchange forward contracts and interest rate swap contracts to hedge these exposures. The Group does not use derivative financial instruments for speculative purposes.
The Group have elected to carry financial asset investments in listed equity investments at fair value through Other Comprehensive Income.
Derivatives are initially recognised at fair value on the date the contract is entered into and are subsequently remeasured at their fair value. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.
The Group designates certain derivatives as either: hedges of the fair value of recognised assets or liabilities or a firm commitment (fair value hedge); hedges of highly probable forecast transactions (cash flow hedges); or hedges of net investments in foreign operation (net investment hedges). The Group currently only uses cash flow hedges and did not enter into any fair value or net investment hedges during the reporting period.
Where hedging is to be undertaken, the Group documents at the inception of the transactions the relationship between the hedging instrument and the hedged item, as well as its risk management objective and strategy for undertaking the hedge transaction.
The Group also documents its assessment, both at hedge inception and on an on-going basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. The Group performs effectiveness testing on an annual basis.
Changes in the fair value of cash flow hedges that are designated and effective as hedges of future cash flows are recognised directly in other comprehensive income and the ineffective portion is recognised immediately in the Income Statement. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of a non-financial asset or a liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability.
If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the year.
For hedges that do not result in the recognition of an asset or a liability, amounts deferred in equity are recognised in the Income Statement in the same year in which the hedged item affects net profit or loss.
Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information (continued)

n)	Financial assets and liabilities (continued)
Fair value measurements are classified using a fair value hierarchy that reflects the significance of the inputs used in the measurements, according to the following levels:
•The fair value of the interest rate swaps is estimated based on the discounting of expected future cash flows at prevailing interest rates at the Balance Sheet date, which is classified as level 2.
•The fair value of forward currency contracts has been estimated based on market forward exchange rates at the Balance Sheet date, which is classified as level 2.

(ii) Bank borrowings
Interest-bearing bank loans and overdrafts are initially recorded at fair value including directly attributable transaction costs. Borrowings are subsequently carried at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the Income Statement over the period of the borrowings using the effective interest method.
Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down and are amortised over the period of the loan.
(iii) Embedded derivatives
Embedded derivatives are recognised at fair value based on calculations using an established option pricing model, and are subsequently annually remeasured at their fair value. The carrying amount of an embedded derivative is reported within the same consolidated Balance Sheet category as the host contract.

o)	Capital management and financing
During 2024 the Group has sought to secure long term debt financing which provides access to funds for a number of years into the future. At the Balance Sheet date, there are secured long-term debt facilities which have no significant capital repayments required until December 2025. The Group has sought to diversify its access to debt markets away from wholly traditional bank debt towards institutional debt by way of the corporate bond markets. The Group has sought to refinance these debt facilities as repayment dates get closer and to take advantage of market conditions. The Group also looked to secure debt facilities with a light covenant structure and monitors these closely. Periodic reviews of interest rate exposures are also made looking at fixed rate and variable rate exposures with the aim of maintaining a balance between fixed and variable rates. The Group also works closely with its principal shareholders to discuss potential future financing requirements. All significant growth capital expenditure is approved by the Board.
With the sale of the Group to Helmerich & Payne in January 2025, it is expected that capital management policies will be driven by Helmerich & Payne group policies.

p)	Provisions
Provisions are measured at the net present value of the Directors’ best estimate of the expenditure required to settle the present obligation at the Balance Sheet date. A discount is applied to the provision for the time value of money where this is significant. Provisions are provided where there is a present obligation based on past events that it is probable that an outflow will be required and the financial outcome can be reliably measured.

q)	Revenue recognition
Revenue is recognised based on the gross amount received or receivable for services provided in the normal course of business, net of value-added tax and other sales related taxes. Revenue from Land drilling, Offshore services’ platform drilling operations and Kenera operations is recognised in the accounting period in which the services are rendered, typically based on a day rate for rigs and/or manpower provided to the customer.
In Offshore services, the Group provides personnel to operate and maintain customer owned assets based on contractually agreed rates.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information (continued)

q)	Revenue recognition (continued)
In Land drilling, the Group typically provides the drilling rig and crew to the customer on a day rate which varies dependent on activity. In our day rate drilling contracts, we typically receive compensation and incur costs for mobilisation, equipment modification or other activities prior to the commencement of a contract. Any such compensation may be paid through a lump-sum payment or other daily compensation.
Pre-contract compensation and costs are deferred until the contract commences and then spread on a straight-line basis over the primary term of the relevant drilling contract. The deferred pre-contract compensation and costs are amortised, using the straight-line method, into income or loss over the term of the initial contract period, regardless of the activity taking place, in a manner consistent with the economics of the customer contract. Where there are no elements of up-front consideration in a drilling contract, the Group recognises revenue in line with the amount to which we are contractually able to invoice the customer for performance obligations which have been completed to date. Therefore, the IFRS 15 expedient allowing the Group to recognise revenue in line with its right to invoice its customers has been applied in preparing these financial statements.
Mobilisation costs which are incurred in relation to the mobilisation of new rigs are capitalised and depreciated over the life of the rig. Mobilisation costs incurred on moving rigs to locations under a new customer contract are amortised on a straight line basis over the primary period of the new contracts.
Revenues which are expected to be incurred or earned in relation to the demobilisation of rigs are accrued over the primary term of the drilling contract. Costs in relation to the demobilisation of rigs are expensed as incurred.
Any rig move costs for moving the rigs to new locations while operating under a drilling contract are expensed as incurred, with the relevant revenue being recognised when the rig move is complete.
Early termination fees in relation to Land drilling contracts are recognised as a point in time revenue stream at the time they are agreed with the customer and the Group has no future performance obligations under the relevant contract.
Incentive income is recognised when earned. Incentive income is earned in respect of contract Key Performance Indicators (KPIs) detailed in customer contracts, and revenue is recognised only when a KPI has been achieved and achievement has been agreed with a customer.
In Kenera, the Group provides personnel on a time-cost basis to customers to work on engineering projects as well as a number of contracts that are accounted for as engineering contracts as described in s) below.
Recognition of revenue from Kenera engineering contracts is described in s) below. For all other Kenera revenue streams revenue is recognised based upon completion of the relevant service or delivery of goods.
The Group recognises flow through revenue, which relates to reimbursable costs, based on the gross amount received or receivable in respect of its performance under the sales contract with the customer.
Interest income is accrued on a time basis, by reference to the principal amount outstanding and the effective interest rate applicable.

r)	Engineering contracts
Where the outcome of a long term engineering contract can be estimated reliably, revenue and costs are recognised by reference to the stage of completion of the contract activity at the Balance Sheet date dependent on the relevant provisions in the contract with the customer. This is measured by the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs, except where this would not be representative of the stage of completion or the contractual position prevents this treatment in accordance with IFRS 15, which results in revenue being recognised at a point in time rather than with reference to the stage of completion of the contract. Revenue variations in contract work, claims and incentive payments are included to the extent that they have been agreed in writing by the customer. Typically the performance obligation in respect of these contracts is fulfilled on delivery.
When it is probable that total contract costs will exceed total revenue, the expected loss is recognised in full as an expense immediately.
Deferred income represents the value of advance payments received from customers for engineering contracts which are in excess of the value of work done at the Balance Sheet date.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information (continued)

s)	Leases
Where the Group is a lessee almost all leases are recognised on the Balance Sheet. An asset (the right to use the leased item) and a financial liability to pay rentals are recognised.
The lease liability is measured at the present value of the future lease payments. The lease term includes all periods covered by extension options if exercise of the extension is reasonably certain. The present value is calculated based on an appropriate discount rate being the Group’s incremental borrowing rate.
The right-of-use asset is initially measured based on the calculated lease liability plus any indirect costs, payments at or prior to lease commencement, dilapidation provisions less any lease incentives. Subsequent measurement is at cost less depreciation and any provision for impairment. The right-of-use asset is also adjusted based on any re-measurement of the lease liability.
The Group has also chosen to take advantage of the exemptions as allowed in the standard for certain short term leases and leases of low value assets:
i) Short term leases
This is defined as a lease which has a lease term of 12 months or less and does not contain a purchase option. In terms of assessing the duration of a lease, if a lease is more likely than not to be extended to a duration in excess of 12 months, then lessee accounting under IFRS 16 will apply.
ii) Low-value assets
The standard does not specify a value which would ensure an asset was of low-value however this is likely to apply to items such as tablets and personal computers and small items of office furniture and telephones. An asset can only be low-value if the lessee can benefit from the use of the asset on its own and the asset is not highly dependent on other assets.
Leases which meet the exemptions above continue to be charged to profit or loss on a straight-line basis over the period of the lease (net of any incentives received from the lessor).

t)	Trade payables
Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities. Trade payables are initially recognised at fair value and subsequently held at amortised cost.

u)	Exceptional items
Exceptional items shown within operating profit are those significant items which are separately disclosed by virtue of their size or incidence to enable a full understanding of the Group’s financial performance. Transactions which may give rise to operational exceptional items include write-downs or impairments of assets including goodwill, restructuring costs, asset or business disposals and litigation settlements.
Exceptional items shown below operating profit are those significant non-operational items which are separately disclosed by virtue of their size or incidence to enable a full understanding of the Group’s financial performance. Transactions which may give rise to non-operational exceptional items include gains or losses arising on financial restructuring.

v)	Share capital
Ordinary shares and share premiums are classified as equity.

w)	Dividends
Dividend distributions on ordinary shares are recognised as a liability in the Group’s financial statements when they have been approved by Company’s shareholders. Interim dividends are recognised when paid. Dividend income is recognised when the right to receive payment is established.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

3	Summary of material accounting policy information (continued)

x)	Disclosure of impact of accounting standards (continued)
i) New and amended standards adopted by the group
The Group has applied the following standards and amendments for the first time for their annual reporting period commencing 1 January 2024:
•Classification of Liabilities as Current or Non- Current - amendments to IAS 1
•Lease Liability in a Sale and Leaseback - amendments to IFRS 16
•Non-current Liabilities with Covenants - amendments to IAS
•Supplier Finance Arrangements - amendments to IAS 7 and IFRS 7
The amendments listed above did not have any impact on the amounts recognised in prior periods and are not expected to significantly affect the current or future periods.
ii) New standards, amendments and interpretations not yet adopted
Certain new accounting standards and interpretations have been published that are not mandatory for 31 December 2024 reporting periods and have not been early adopted by the Group. These standards are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

y)	Discontinued operations
The results of discontinued operations are reflected in a single line on the income statement. Additional disclosures are provided in Note 5. All other notes to the financial statements include amounts for continuing operations, unless indicated otherwise.

4	Significant accounting judgements and estimates
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

a)	Critical accounting estimates and assumptions
(i)Estimated impairment of non current assets
The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in Note 3g). The recoverable amounts of the cash generating units (CGUs) have been determined based on value in use calculations. These calculations require the use of certain estimates of the future profitability and cash flows of each CGU. These are subject to the impact of changing market conditions, our competitors and the future operational performance of the Group. See Note 12 for the disclosure, key assumptions and sensitivity analysis in relation to the impairment calculation. This applies to 2023 only. For 2024, the recoverable amounts were calculated with reference to the transaction to sell the KCA Deutag Group to Helmerich and Payne LLC.
During the year ended 31 December 2024 a review was undertaken of the Group’s intangible assets to determine the appropriateness of their carrying values. This review took account of current as well as forecast market conditions experienced by the Group. The benefit obtained from our customer relationships and contracts and trade names was assessed with respect to each business unit.
During the year ended 31 December 2024 a review was undertaken of the carrying values of the Group’s Land drilling rigs. Factors considered included the age of the rig, client contract backlog and forecast utilisation, comparable rig data across the Group’s fleet as well as current and forecast market conditions within the country in which the rig operates.
(ii) Retirement benefit obligations
The Group has an obligation to pay pension benefits to certain employees and former employees under defined benefit pension arrangements. The cost of these benefits and the present value of the obligation depend on a number of factors, including life expectancy, future salary increases, inflation, asset valuations and the discount rate on high quality corporate bonds. Management, with the assistance of qualified actuaries, estimates these factors in determining the net pension obligation at each Balance Sheet date. The assumptions reflect historical experience and estimated future trends. See Note 27 for the disclosures and key assumptions in relation to the retirement benefit obligations.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

4	Significant accounting judgements and estimates (continued)

b)	Critical judgements in applying the accounting policies
(i)Income taxes
The Group is subject to income taxes in numerous jurisdictions and judgement is required in determining the provision for uncertain tax positions in respect of income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.
(ii)Recoverability of deferred tax balances
The Group exercises judgement in determining if deferred tax assets can be recognised. They will only be recognised to the extent that it is probable that future taxable profits will be available. These are determined based on business plans for individual subsidiaries in the Group.
(iii)Provisions and contingent liabilities
We exercise judgement in determining the timing and quantum of all provisions to be recognised. Our assessment includes consideration of whether we have a present obligation, whether payment is probable and if so whether the amount can be estimated reliably. As part of this assessment, we also assess the likelihood of contingent liabilities occurring in the future which are not recognised as liabilities on our Balance Sheet. By their nature, contingent liabilities will be resolved only when one or more uncertain future events occur or fail to occur. We assess the likelihood that a potential claim or liability will arise and also quantify the possible range of financial outcomes.
(iv) Revenue recognition - performance obligations satisfied over time
Performance obligations arising from lump sum upfront payments such as mobilisation and demobilisation fees or customer funded capital expenditure, are amortised on a straight line basis over the primary period of the drilling contract. This treatment, in the Group’s judgement, is consistent with the economics of the contract agreed with the customer.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

5	Business unit reporting
The Group is currently organised into three continuing business segments, which are as follows:

Operating Business Unit	Principal Activities
Offshore services	the provision of offshore platform drilling services
Kenera	the provision of design, construction and components and engineering services to traditional hydrocarbon and energy transition markets
Land drilling	the provision of land rig drilling services

Business units are identified as those that when aggregated represent at least 75% or more of the Group’s external revenue. Discontinued operations represent the results of the Group’s previously operated Russian businesses which were exited during 2022. Central overheads have been shown separately to provide additional information as a reconciliation to the primary statements. Central overheads consist of administration and related expenses of the Group. The KPI used to measure divisional profitability is EBITDA, before exceptional items.
EBITDA, a non-GAAP profit measure, is used as a simple proxy for pre-tax cash flows from operating activities. It is calculated as operating profit before exceptional items, share of associates’ post-tax results, interest, tax, depreciation, impairment and amortisation.

The following tables present revenue, profit (loss) and certain asset and liability information regarding the Group’s business units for the year ended 31 December 2024.

Year ended 31 December 2024	Offshore Services	Kenera	Land Drilling	Central Overheads	Eliminations	Total
	$m	$m	$m	$m	$m	$m
Revenue
External revenue	585.4	115.4	1,010.8	-	-	1,711.6
Inter segment revenue	-	67.5	0.7	0.5	(68.7)	-
Total revenue	585.4	182.9	1,011.5	0.5	(68.7)	1,711.6
Results
EBITDA	104.0	10.5	318.9	(17.8)	-	415.6
Exceptional items - net operating	-	-	-	(85.8)	-	(85.8)
Depreciation of property, plant and equipment	(2.6)	(1.5)	(118.9)	(12.8)	-	(135.8)
Depreciation of right of use assets	(4.8)	(0.2)	(55.9)	(1.1)	-	(62.0)
Intangible asset amortisation	(0.1)	(1.0)	(4.4)	(2.3)	-	(7.8)
Net finance costs	-	-	-	(156.2)	-	(156.2)
Profit (loss) before taxation	96.5	7.8	139.7	(276.0)	-	(32.0)
Taxation						(53.6)
Loss for the year						(85.6)
Assets and liabilities
Segment assets	403.5	170.0	1,543.6	20.4	-	2,137.5
Unallocated assets						225.4
Total assets						2,362.9
Segment liabilities	(135.8)	(63.5)	(488.0)	(113.8)	-	(801.1)
Unallocated liabilities						(1,199.6)
Total liabilities						(2,000.7)
Other segment information
Capital expenditure
Property, plant and equipment - total	0.6	0.5	150.0	0.2	-	151.3
Intangible assets	-	1.4	0.3	1.3	-	3.0

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

5	Business unit reporting (continued)
The following tables present revenue, profit (loss) and certain asset and liability information regarding the Group’s business units for the year ended 31 December 2023.

Year ended 31 December 2023	Offshore Services	Kenera	Land Drilling	Central Overheads	Eliminations	Total
	$m	$m	$m	$m	$m	$m
Revenue
External revenue	583.5	90.2	940.8	-	-	1,614.5
Inter segment revenue	-	55.6	0.7	0.5	(56.8)	-
Revenue - continuing operations	583.5	145.8	941.5	0.5	(56.8)	1,614.5

EBITDA - total	94.2	7.8	305.8	(23.7)	-	384.1
EBITDA - continuing operations						384.1
Exceptional items - net operating	(0.4)	1.7	8.5	(23.1)	-	(13.3)
Depreciation of property, plant and equipment	(2.2)	(1.5)	(109.8)	(10.3)	-	(123.8)
Depreciation of right of use assets	(4.8)	(0.2)	(56.8)	(1.1)	-	(62.9)
Intangible asset amortisation	(0.1)	(1.1)	(6.3)	(1.3)	-	(8.8)
Operating profit (loss) - total	86.7	6.7	141.4	(59.5)	-	175.3
Operating profit (loss) - discontinued operations						8.5
Operating profit (loss) - continuing operations						166.8
Net finance costs	-	-	-	(161.8)	-	(161.8)
Profit (loss) before taxation	86.7	6.7	141.4	(221.3)	-	13.5
Profit (loss) before taxation - discontinued operations						8.5
Profit (loss) before taxation - continuing operations						5.0
Taxation						(47.2)
Loss for the year						(42.2)
Profit for the year - discontinued operations						8.5
(Loss) for the year - continuing operations						(33.7)
Assets and liabilities
Segment assets	395.4	145.0	1,581.0	22.0	-	2,143.4
Unallocated assets						233.5
Total assets						2,376.9
Segment liabilities	(117.9)	(69.7)	(562.0)	(27.5)	-	(777.1)
Unallocated liabilities						(1,122.4)
Total liabilities						(1,899.5)
Other segment information
Capital expenditure
Property, plant and equipment - total	0.2	0.2	121.8	0.4	-	122.6
Intangible assets - total	-	1.0	-	2.0	-	3.0

	2024	2023
Included in the above revenue figures are the following amounts of flow-through turnover:	$m	$m
Offshore services	91.9	110.2
Kenera	16.4	21.0
Land drilling	12.5	9.9
Flow-through turnover is defined as turnover in respect of the purchase of equipment and materials on behalf of customers which is recharged at minimal or no margin. The Group is a principal for these agreements.
The element of revenue recognised over time is not material.
Unallocated assets and liabilities represent investments, cash, derivatives, tax and borrowings.
All inter-segment revenues are priced on an arm’s length basis and are fully eliminated on consolidation. Results arising from revenues between segments are not material.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

6	Business combinations

During 2022 the Group signed a sale and purchase agreement to acquire Saipem SPA's Onshore Drilling Business. This acquisition is being completed in a number of phases across 2022 to 2024. On 30 June 2024, the Group completed the final stage of the Saipem Onshore Drilling acquisition following the transfer of the remaining six rigs in Argentina, Kazakhstan and Romania (Phase 4) where 100% of the ordinary share capital of each company was acquired. The difference between the net assets acquired and the allocated consideration from the Phase 4 completion, was accounted for as a reduction to the overall goodwill previously recognised rather than as a credit to the current year profit or loss, because it arose due to the preliminary allocation of the consideration between the phases in the prior year that has now been finalised.
The fair value of the identifiable assets and liabilities of the acquired group as at the date of acquisition are set out in the table below. the cash outflow of $14.0 million per the Cash Flow Statements represents the cash consideration paid to the sellers.

	Total Fair value 2023	Phase 4 2024	Total Fair value 2024
	$m	$m	$m
Assets
Property, plant and equipment	595.0	23.3	618.3
Right of use leased assets	8.2	-	8.2
Intangible assets	22.8	-	22.8
Inventories and work in progress	39.2	0.6	39.8
Trade and other receivables	104.0	-	104.0
Deferred tax asset	13.2	-	13.2
	782.4	23.9	806.3

Liabilities
Trade and other payables	88.8	1.3	90.1
Deferred income	7.4	-	7.4
Tax liabilities	1.2	-	1.2
Deferred tax liability	53.2	-	53.2
	150.6	1.3	151.9

Total identifiable net assets	631.8	22.6	654.4
Goodwill arising on acquisition	14.3	(8.6)	5.7
Purchase consideration transferred	646.1	14.0	660.1

Purchase consideration
Cash	540.6	14.0	554.6
Less cash acquired	(15.0)	-	(15.0)
Shares issued, at fair value	92.5	-	92.5
Other	28.0	-	28.0
Total consideration	646.1	14.0	660.1
Shares representing 10% of the voting rights were issued in 2022 by the Company to the seller as part of the consideration on behalf of the Group.
The revenue included in the consolidated income statement of 2024 contributed by the whole group acquired under this transaction including Phase 4 was $549.4 million (2023: $518.0 million). The acquired group also contributed EBITDA of $201.3 million (2023: $197.2 million) over the same period.
If the acquired group had been consolidated from 1 January 2024, the consolidated income statement would include full year revenue of $563.6 million (2023: $568.7 million) and EBITDA of $204.4 million (2023: $202.3 million) resulting in statutory revenue of $1,722.4 million (2023: $1,665.2 million) and EBITDA of $333.6 million (2023: $390.7 million) for continuing operations.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

7	Finance costs - net

	2024	2023
	$m	$m
Interest payable on bank borrowings	(138.6)	(129.3)
Less: amounts included in the cost of drilling rigs & equipment	1.7	0.8
Interest payable on finance leases	(12.5)	(11.6)
Commitment fees	(4.2)	(4.3)
Amortisation of arrangement fees	(4.9)	(4.6)
Other finance costs (a)	(9.9)	(10.3)
Exchange losses (b)	(2.5)	(10.2)
Finance costs	(170.9)	(169.5)
Bank interest receivable	7.3	7.7
Exchange gains (c)	7.4	-
Finance income	14.7	7.7
Finance costs - net	(156.2)	(161.8)
a) Other finance costs include guarantee fees of $7.3 million (2023: $8.3 million).
b) Exchange losses include the exchange movements during the year on cash held during the year in Naira in Nigeria, primarily from the translation losses incurred in the conversion and repatriation of the cash out of Nigeria. The exchange losses also include the exchange movements on cash held during the year in Kwanzas in Angola and in Pesos in Argentina.
c) Exchange gains include the exchange movements during the year on non-functional currency pension liabilities which are largely denominated in Euros, and on non-functional currency inter-company positions.

8	(Loss) before taxation

	2024	2023
The following items have been included in arriving at the Group’s (loss) before taxation:	$m	$m
Included within cost of sales:
- Cost of inventories consumed	90.0	44.5
- Depreciation of property, plant and equipment (Note 11)	135.7	123.8
- Depreciation of right of use assets (Note 29)	62.0	62.9
- Net gain on disposal of property, plant and equipment	(0.1)	(0.3)
- Net foreign exchange operating loss	0.5	1.1
Included within both cost of sales and administration expenses:
- Employee benefit expense - cost of sales (Note 26)	27.9	29.1
- Employee benefit expense - administration expenses (Note 26)	666.7	587.1
	694.6	617.2
Loss/(gain) on financial and contract assets (Note 16)	0.1	(3.0)
Amortisation of other intangible assets (Note 13)	7.8	8.8

9	Taxation

	2024	2023
	$m	$m
Current tax	48.4	37.7
Adjustments in respect of previous years	(0.2)	1.4
	48.2	39.1
Deferred tax	2.8	16.4
Adjustments in respect of previous years	2.6	(8.3)
	5.4	8.1
Total tax charge	53.6	47.2

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

9	Taxation (continued)
The tax charge for the year varied from the standard effective rate of corporation tax for 2024 of 20% (2023: 20%) due to the following factors:

	2024	2023
	$m	$m
(Loss) before taxation	(32.0)	13.5
(Loss) before taxation at standard effective rate of corporation tax of 20% (2023: 20%)	(6.4)	2.7
Effects of:
Adjustments in respect of previous years	2.4	(0.3)
Reallocation of deferred tax through other comprehensive income	-	(6.6)
Non-recognition of current year losses	4.7	9.6
Derecognition/(recognition) of UK deferred tax asset	-	6.1
Deferred tax only adjustments	-	0.8
Deferred tax on future remittances	5.0	-
Deemed profit tax on overseas profits	11.7	7.0
Different effective tax rates on overseas profits	(7.0)	(10.9)
Movement in deferred tax not recognised	2.4	4.7
Deferred tax not recognised on restricted interest	16.6	30.4
Non-deductible expenses	16.3	-
Other permanent differences	7.9	3.7
Total tax charge	53.6	47.2
The Group's core businesses are Saudi Arabia (Land) and Azerbaijan (Offshore) therefore the above total tax charge has been reconciled to the standard corporate tax rate of these countries at 20% rather than the UK statutory rate of 25%.
Non-deductible expenses of $16.3 million were all incurred in connection with the acquisition of the Group by H&P Group.
Other permanent differences relate to legal and professional fees (not related to the above mentioned acquisition), foreign exchange and transfer pricing adjustments.
The Group has substantial activities in overseas jurisdictions where different rates of tax apply. The Group’s effective rate of tax is therefore subject to fluctuations depending upon where the Group obtains contracts, the effective tax rates in the countries concerned and the availability of double tax relief. In many countries the Group’s tax liability is calculated on the profits earned in local currency including exchange differences on the translation of US Dollar assets and liabilities into the local currency.
The Company, KCA Deutag International Limited, is tax resident in United Kingdom.
Summary of current tax assets and liabilities
The main UK corporation tax rate, substantively enacted on 24 May 2021, increased from 19% to 25% from 1 April 2023.

Summary of current tax liabilities:	2024	2023
	$m	$m
At 1 January	33.0	21.6
Charge to Income Statement - continuing	48.2	39.1
Tax paid	(60.7)	(27.1)
Exchange and other movements	3.2	(0.6)
At 31 December	23.7	33.0
Net income tax liabilities in the Group Balance Sheet include $10.1 million (2023: $9.1 million) relating to uncertain tax positions where management has had to exercise judgement in determining the most likely outcome in respect of the relevant issue. Due to the uncertainty associated with such tax positions, it is possible that at a future date, on conclusion of these open tax positions, the final outcome may vary significantly. While a range of outcomes is reasonably possible, based on management’s historic experiences of these issues, we believe a likely range of outcomes is additional liabilities of up to $1.1 million and a reduction in liabilities of around $4.0 million. The range of sensitivities depends upon quantification of the liability, risk of technical error and difference in approach taken by tax authorities in different jurisdictions.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

9	Taxation (continued)

Pillar Two
On 20 June 2023, the UK Finance Bill was substantively enacted in the UK, including legislation to implement the OECD Pillar Two income taxes rules.  The Group is within the scope rules and the first period for which a Pillar Two tax return will be required for the Group is the accounting period ending on the 31 December 2024.
The Group has applied the exception in the Amendments to IAS 12 issued May 2023 and has neither recognised nor disclosed information about deferred tax assets or liabilities relating to Pillar Two income taxes.
The Group has performed the necessary analysis in preparation of complying with the Pillar Two rules for the year ended 31 December 2024. Based on the results of this, the Group has identified one jurisdiction which does not satisfy the Safe Harbour provisions, however, this is not expected to give rise to any top up tax liability under the Pillar Two rules.

10	Exceptional items

		2024	2023
Exceptional items included in operating profit (loss)		$m	$m
Reorganisation costs	(i)	(76.5)	(5.7)
Kenera dispute	(ii)	-	0.9
Saipem integration and transaction costs	(iii)	(9.3)	(18.5)
Other	(iv)	-	0.7
Gain on disposal of Kenera prototype	(v)	-	0.8
Net charge		(85.8)	(21.8)
i) Reorganisation costs in 2024 of $76.5 million (2023: $5.7 million) primarily relate to the Group’s cost reduction, restructuring and redundancy expenditure along with professional fees associated with the Group’s strategic activities, including looking at potential mergers and acquisitions. Included within reorganisation costs for 2024 are accrued amounts in respect of bonuses and advisor fees totalling $63.6 million in relation to the transaction to sell the Group to H&P Group.
ii) In 2023 the Group booked a credit of $0.9 million relating to the settlement of contractual disputes with customers and suppliers in its Kenera business.
iii) Integration and transaction costs of $9.3 million (2023: $18.5 million) are associated with the purchase of the Saipem Onshore Drilling business.
iv) In 2023 included within other exceptional items is a gain of $1.0 million recognised in relation to the cash generated from the sales of Senior Secured Notes which have gone unclaimed since the Group debt restructuring completed in 2020.
v) In 2023 the Group booked a credit of $0.8 million in relation to a gain arising on the disposal of a Kenera prototype.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

11	Property, plant and equipment

	Land and buildings- long leasehold improvements and freehold	Drilling rigs and equipment	Plant, machinery and vehicles	Total
	$m	$m	$m	$m
Cost
At 1 January 2024	41.5	1,968.0	88.7	2,098.2
Additions arising on acquisitions	-	23.3	-	23.3
Additions at cost	-	146.4	6.6	153.0
Disposals	-	(21.2)	(1.7)	(22.9)
Exchange adjustments	0.5	4.2	(4.2)	0.5
At 31 December 2024	42.0	2,120.7	89.4	2,252.1

Accumulated depreciation and impairment
At 1 January 2024	11.3	1,131.2	7.4	1,149.9
Charge for year	1.1	130.5	4.1	135.7
Disposals	-	(21.1)	(1.7)	(22.8)
Exchange adjustments	0.2	4.8	(4.0)	1.0
At 31 December 2024	12.6	1,245.4	5.8	1,263.8
Net carrying amount
At 31 December 2024	29.4	875.3	83.6	988.3

	Land and buildings- long leasehold improvements and freehold	Drilling rigs and equipment	Plant, machinery and vehicles	Total
	$m	$m	$m	$m
Cost
At 1 January 2023	38.2	1,746.1	83.9	1,868.2
Additions arising on acquisitions	-	107.8	1.5	109.3
Additions at cost	3.0	114.6	5.0	122.6
Disposals	-	(3.2)	(0.5)	(3.7)
Exchange adjustments	0.3	2.7	(1.2)	1.8
At 31 December 2023	41.5	1,968.0	88.7	2,098.2

Accumulated depreciation
At 1 January 2023	9.4	1,013.2	4.6	1,027.2
Charge for the year	1.7	118.1	4.0	123.8
Disposals	-	(2.0)	(0.1)	(2.1)
Exchange adjustments	0.2	1.9	(1.1)	1.0
At 31 December 2023	11.3	1,131.2	7.4	1,149.9
Net carrying amount
At 31 December 2023	30.2	836.8	81.3	948.3

As at 31 December 2024 cumulative capitalised interest of $2.5 million (2023: $0.8 million) is included in the carrying value of drilling rigs and equipment. There were two loans relating to capitalised interest in 2024. The rates of interest were 6.25% and 7.00% on these loans.
In relation to assets in the course of construction as at 31 December 2024, there are amounts included as follows: $121.5 million (2023: $92.7 million) included in drilling, rigs and equipment; $1.4 million (2023: $1.8 million) in plant, machinery and vehicles. No depreciation has been charged in respect of these assets.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

12	Goodwill

	2024	2023
	$m	$m
Cost and carrying amount
As at 1 January	374.1	391.1
Arising on acquisition of Saipem Onshore Drilling business	(8.6)	(28.6)
Reclassification from intangible assets	-	11.6
At 31 December 2024	365.5	374.1
The negative movement on goodwill in 2024 was due to the final phase of the sale and purchase agreement to acquire Saipem SPA's Onshore Drilling Business (see note 6).
The carrying amounts of goodwill by business segment are Offshore services $205.2 million (2023: $205.2 million), Land drilling $103.4 million (2023: $112.0 million), and Kenera $56.9 million (2023: $56.9 million). The Directors will continue to keep the carrying value of goodwill, intangible and tangible assets under review in the coming year. There are no impairment charges in 2024.
Accumulated impairments as at 31 December 2024 for each CGU are as follows: Offshore services $229.6 million (2023: $229.6 million); Land drilling $613.2 million (2023: $613.2 million) and Kenera $319.0 million (2023: $319.0 million).
The Group tests goodwill annually for impairment or more frequently if there are any indications that goodwill may be impaired. Goodwill acquired through business combinations is allocated, at acquisition, to relevant CGUs.
For 2024, the recoverable amounts of the CGUs have been determined from an allocation of the c. $2.0 billion fair value less costs to dispose received for the sale of the entire KCA Deutag business to Helmerich & Payne, which completed in January 2025. For 2023, recoverable amounts were determined from discounted cash flow calculations. The key assumptions for the discounted cash flow calculations are those regarding discount rates, growth rates, rig day rates, rig utilisation and capital investment. Management estimates discount rates using post tax rates that reflect current market assessments of the time value of money and risks specific to each of the CGUs.

		Offshore services	Land drilling	Kenera
Recoverable amount of the CGU ($ million)	2024	672.0	1,167.2	133.3
	2023	385.3	1,294.6	456.1
Carrying value of goodwill ($ million)	2024	205.2	103.4	56.9
	2023	205.2	112.0	56.9
Headroom ($ million)	2024	436.2	162.2	33.1
	2023	107.3	276.3	381.4
The Group prepared updated financial forecasts in 2023, including cash flows for five years and extrapolated cash flows for the period beyond the initial five year plan based on expected growth rates for each CGU. These forecasts took into account current market conditions combined with management’s view of future market conditions including rig day rates and rig utilisations, and capital investment. A terminal value has been applied to take account of the expected growth of each CGU into perpetuity.
Key assumptions used in the 2023 impairment test were:

		Offshore services	Land drilling	Kenera
Revenue growth rate	2023	(2.9)%	4.8%	46.1%
Discount rate (pre tax)	2023	18.0%	16.7%	10.5%
Discount rate (post tax)	2023	12.5%	13.0%	10.0%
EBITDA margin	2023	18.1%	34.8%	12.7%
Annual undiscounted free cash flow ($ million)	2023	40.0	148.6	25.5
Annual capital expenditure ($ million)	2023	1.7	107.4	1.6

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

12	Goodwill (continued)
Revenue growth rate is the average annual anticipated increase in each of the CGU’s revenues over the five year forecast period. The long term growth rate for 2023 was assumed to be 2.0% for each of the CGUs after the end of the five year growth period.
As part of the annual impairment review in 2023, an assessment was made of the discount rates applicable to each CGU.
EBITDA margin is annual EBITDA expressed as a percentage of annual revenues. The percentages in the table above show the average EBITDA margins for each of the CGUs over the five year forecast period.
Free cash flow is the average annual operating cash flow for each of the CGUs over the five year period.
Annual capital expenditure represents the average annual amount spent to purchase tangible fixed assets in the five year forecast period for the Group’s Land drilling fleet.

Headroom		Offshore services	Land drilling	Kenera
Headroom ($ million)	2024	436.2	162.2	33.1
	2023	107.3	276.3	381.4

The table above showing headroom for each CGU demonstrates that each CGU has sufficient headroom. Based on sensitivity analysis performed for 2023 it was believed that there were no reasonably possible changes which could cause an impairment.
The table below shows the potential reduction on CGU recoverable amounts of a 1% movement in each of our CGUs’ key assumptions:

Sensitivity analysis - 2023 only		Offshore services $m	Land drilling $m	Kenera $m
Terminal revenue growth rate: 1% decrease	2023	17.8	66.9	37.3
Discount rate (post tax): 1% increase	2023	30.6	100.3	55.1
EBITDA margin: 1% decrease	2023	44.9	102.8	53.6
Short-term revenue growth rate: 1% decrease	2023	32.1	133.7	22.7

Given the change in basis of assessment from Value In Use to Fair Value less Cost to Dispose, based on the transaction price for the sale of the Group being agreed consideration, sensitivity analysis has not been performed for 2024.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

13	Other intangible assets

	Customer relationships and contracts	Trade names	Technology	Total
	$m	$m	$m	$m
Cost
At 1 January 2024	277.5	176.3	54.8	508.6
Additions	-	-	3.0	3.0
Exchange	-	-	(1.4)	(1.4)
At 31 December 2024	277.5	176.3	56.4	510.2

Accumulated amortisation and impairment
At 1 January 2024	259.1	170.1	45.5	474.7
Charge for the year	3.1	1.5	3.2	7.8
Exchange	-	-	(1.2)	(1.2)
At 31 December 2024	262.2	171.6	47.5	481.3

Net carrying amount
At 31 December 2024	15.3	4.7	8.9	28.9
Remaining useful life	1-10 years	5 years	1-3 years

	Customer relationships and contracts	Trade names	Technology	Total
	$m	$m	$m	$m
Cost
At 1 January 2023	287.8	176.3	50.0	514.1
Additions	-	-	3.0	3.0
Additions arising on acquisition	1.3	-	-	1.3
Reclassification to goodwill	(11.6)	-	-	(11.6)
Exchange	-	-	1.8	1.8
At 31 December 2023	277.5	176.3	54.8	508.6

Accumulated amortisation
At 1 January 2023	254.8	168.6	41.2	464.6
Charge for the year	4.3	1.5	3.0	8.8
Exchange	-	-	1.3	1.3
At 31 December 2023	259.1	170.1	45.5	474.7
Net carrying amount
At 31 December 2023	18.4	6.2	9.3	33.9
Remaining useful life	3 years	5 years	1-2 years

14	Investments
A list of subsidiary undertakings is given in Note 31.

	2024	2023
	$m	$m
Other investments
At 1 January	2.7	6.3
Change in value of listed investment	(1.0)	(3.7)
Funding to joint venture	0.1	0.1
Exchange adjustments	(0.7)	-
At 31 December	1.1	2.7

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

14	Investments (continued)
During the year to 31 December 2024 the Group made funding contributions to its joint venture KCA Deutag Kazakhstan LLP of $0.1 million. At 31 December 2024, the Group recorded a $1.0 million reduction in the value of its investment in Clean Power Hydrogen plc to reflect the market value applicable at that date.

15	Inventories and work in progress

	2024	2023
	$m	$m
Materials and consumables	190.6	161.3
Work in progress - engineering contracts	20.7	32.1
	211.3	193.4
The value of provisions against inventory was $75.6 million (2023: $100.9 million).

16	Trade and other receivables

	2024	2023
	$m	$m
Trade receivables	287.7	310.8
Other receivables	21.8	20.6
Other tax receivable	24.1	18.6
Prepayments	28.7	20.0
Costs to fulfil	4.0	5.7
Contract assets	4.4	10.1
	370.7	385.8
The Group operates in over 20 countries around the world and in certain of these countries slow or late payment of outstanding accounts is the norm.

	2024	2023
The following table details the age of the Group’s trade receivables:	$m	$m
Total	300.8	323.8
Less provision for doubtful trade receivables	(13.1)	(13.0)
Total trade receivables, net	287.7	310.8

	2024	2024	2024	2023
	Gross receivables	Provision for impairment	Net receivables	Net receivables
	$m	$m	$m	$m
Current	237.9	-	237.9	249.6
Past due less than 90 days	48.2	(1.1)	47.1	57.7
Past due more than 90 days less than 180 days	2.7	-	2.7	3.5
Past due more than 180 days	12.0	(12.0)	-	-
Total trade receivables	300.8	(13.1)	287.7	310.8

The movement on the provision of impairment for trade receivables is as follows:	2024	2023
	$m	$m
At 1 January	(13.0)	(16.0)
Provided	(0.8)	(0.4)
Released	0.1	2.1
Exchange difference	0.6	1.3
At 31 December	(13.1)	(13.0)

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

16	Trade and other receivables (continued)

The Group applies lifetime Expected Credit Losses (“ECLs”) to trade receivables, accrued revenue, and contract assets upon their initial recognition.
The Group assesses the ECLs on its receivables, which are based on the age of the outstanding receivable along with prior experience in relation to the specific customer, an estimate of the credit worthiness of each customer as well as the jurisdiction in which the balance is due before booking any provision. As well as considering historical factors, the Group also considers each customer’s risk of default when determining the level of ECL provision.
Receivables are appropriately grouped by geographical region, product type or type of customer within each business unit, and separate calculations produced, if historical or forecast credit loss experience shows significantly different loss patterns for different customer segments.
Actual credit loss experience is then adjusted to reflect differences in economic conditions over the period the historical data was collected, current economic conditions, forward-looking information and the Group’s view of economic conditions over the expected lives of the receivables.
The following tables present the Group’s trade receivables by business segment:

	Gross receivables	Expected credit loss	Net receivables	Receivable days
Year ended 31 December 2024	$m	$m	$m
Offshore services	107.0	-	107.0	57
Land drilling	192.2	(12.7)	179.5	66
Kenera	1.6	(0.4)	1.2	61
Total at 31 December 2024	300.8	(13.1)	287.7	62

	Gross receivables	Expected credit loss	Net receivables	Receivable days
Year ended 31 December 2023	$m	$m	$m
Offshore services	108.8	-	108.8	64
Land drilling	199.9	(12.7)	187.2	66
Kenera	15.1	(0.3)	14.8	47
Total at 31 December 2023	323.8	(13.0)	310.8	64

Receivable days are calculated by allocating the closing trade receivables balance to current and prior year revenue. A receivable days calculation of 62 indicates that closing trade receivables represents the most recent 62 days of revenue.

17	Contract assets and liabilities
The following table provides information about contract assets and contract liabilities from contracts with customers:

	2024	2023
	$m	$m
Contract assets	4.4	10.1
Contract liabilities	20.3	25.0

Contract assets relate to accrued revenue, these contract assets will be reclassified to trade receivables upon invoicing. Contract liabilities relate to deferred revenue. Of the contract liabilities existing as at 1 January 2024, $16.5 million (2023: $8.5 million) were recognised as revenue during the year.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

18	Cash and cash equivalents

	2024	2023
	$m	$m
Cash at bank and in hand	111.8	100.1
Cash held on money market funds	119.5	130.0
Cash and cash equivalents - net	231.3	230.1

The Group has a cash pooling working capital facility in which individual entities such as the Company can hold overdraft balances provided that the overall cash value held by all companies within the facility is in net credit. As at 31 December 2024, Group’s overall net facility was in credit by $41.0 million (2023: $33.2 million).   At consolidated Group level, the net credit value of $41.0 million is included within the ‘cash at bank and in hand’ value of $111.8 million. As at 31 December 2024, the Company’s accounts were in credit by less than $0.1 million.
At 31 December 2024, the Group held cash on a money market fund account of $119.5 million (2023: $130.0 million). The fund has a “AAA” credit rating. The funds are immediately accessible, and the yield on the account as at 31 December 2024 was 4.47% (2023: 5.32%).

	At 1 January 2024	Cash flow	Non-cash movements	Reclassification re maturity	At 31 December 2024
Analysis of liabilities arising from financing activities	$m	$m	$m	$m	$m
Financial liabilities - borrowings short term	(3.1)	(3.7)	-	(1,113.5)	(1,120.3)
Financial liabilities - borrowings long term	(1,109.3)	(41.5)	(40.9)	1,113.5	(78.2)
Financial liabilities - Payment In Kind Notes - accrued interest	(2.9)	-	(0.5)	-	(3.4)
Accruals - finance costs	(9.7)	115.8	(113.5)	-	(7.4)
Lease liabilities	(156.4)	70.5	(32.1)	-	(118.0)
	(1,281.4)	141.1	(187.0)	-	(1,327.3)

The non-cash movements on long-term borrowings of $40.9 million consist of:
a) $37.3 million being the formal addition of unpaid interest to the payment in kind notes liability value (see note 20), and
b) $3.6 million being amortisation of capitalised arrangement fees.

19	Trade and other payables

	2024	2023
	$m	$m
Trade payables	98.9	99.1
Other tax and social security payable	28.8	26.4
Other payables	40.8	38.5
Accruals	293.9	229.0
Payments received on account	0.6	3.5
Deferred income	14.1	18.7
	477.1	415.2

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

20	Financial liabilities - borrowings

	2024	2023
	$m	$m
Current borrowings
Bank loans - secured	102.3	3.1
Senior Secured Notes	747.3	-
Payment In Kind Notes	270.7	-
	1,120.3	3.1

Current accrued interest
Payment In Kind Notes - accrued interest	3.4	-
Total current financial liabilities	1,123.7	3.1

Non-current borrowings
Bank loans - secured	78.2	131.6
Senior Secured Notes	-	744.7
Payment In Kind Notes	-	233.0
	78.2	1,109.3
Non-current accrued interest
Payment In Kind Notes - accrued interest	-	2.9
Total non-current financial liabilities	78.2	1,112.2

Maturity of financial liabilities

The maturity profile of the carrying amount of the current financial liabilities at the Balance Sheet date was as follows:	2024	2023
	$m	$m
In less than one year:
Bank loans - secured	106.8	-
Senior Secured Notes - fixed rate notes	500.0	-
Senior Secured Notes - floating rate notes	250.0	-
Payment In Kind Notes	272.2	-
Payment In Kind Notes - accrued interest	3.4	-
	1,132.4	-

Less: net capitalised arrangement fees (bank loans)	(4.5)	-
Less: net capitalised arrangement fees (Senior Secured Notes - fixed rate notes)	(1.8)	-
Less: net capitalised arrangement fees (Senior Secured Notes - floating rate notes)	(0.9)	-
Less: net capitalised arrangement fees (Payment In Kind Notes)	(1.5)	-
	1,123.7	-

The maturity profile of the carrying amount of the non-current financial liabilities at the Balance Sheet date was as follows:	2024	2023
	$m	$m
In more than one year, but not more than five years:
Bank loans - secured	29.3	112.5
Senior Secured Notes - fixed rate notes	-	500.0
Senior Secured Notes - floating rate notes	-	250.0
Payment In Kind Notes	-	234.9
Payment In Kind Notes - accrued interest	-	2.9
	29.3	1,100.3
In more than five years:
Bank loans - secured	50.6	25.9
	50.6	25.9
Less: net capitalised arrangement fees (bank loans)	(1.7)	(6.8)
Less: net capitalised arrangement fees (Senior Secured Notes - fixed rate notes)	-	(3.3)
Less: net capitalised arrangement fees (Senior Secured Notes - floating rate notes)	-	(2.0)
Less: net capitalised arrangement fees (Payment In Kind Notes)	-	(1.9)
	78.2	1,112.2

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

20	Financial liabilities - borrowings (continued)
The average interest rate of the Group’s borrowings at the Balance Sheet date including interest rate swaps was 11.6% (2023: 12.8%).
As at 31 December 2024, the secured bank loan borrowings comprise of:
(a) term loan borrowings of $100 million (2023: $100.0 million), which bear interest payable on 3 month terms based on Term SOFR plus margins ranging from 6.25% to 6.50%. These secured bank loans are wholly denominated in US Dollars. The scheduled maturity date of these bank loan facilities was in October 2027, but following the acquisition of KCA Deutag International Limited by HP Global Holdings Limited in January 2025, these loans were repaid in full (see note 32). As all conditions precedent in the sales agreement between the Group and H&P were completed prior to 31 December 2024 these loans have been presented on the balance sheet as current liabilities and not as non-current liabilities as at the year end.
(b) term loan borrowings of $42.4 million (2023: $41.5 million), which bear interest payable quarterly at a fixed rate of 6.25%. Of these $42.4 million borrowings, a value of $3.5 million is payable within one year. These secured bank loans are wholly denominated in Omani Rials. The value of these borrowings in Omani Rials is OMR 16.3 million. The maturity date of these bank loan facilities is in December 2033.
(c) term loan borrowings of $44.3 million (2023: nil), which bear interest payable quarterly at a fixed rate of 7.00%. Of these $ 44.3m borrowings, a value of $3.3m is payable within one year. These secured bank loans are wholly denominated in Omani Rials. The value of these borrowings in Omani Rials is OMR 17.0 million. The maturity date of these bank loan facilities is in December 2034.
The liabilities of $500 million in relation to the Senior Secured Fixed Rate Notes arose on completion of a $500 million bond completed in December 2020. The Senior Secured Notes of $500 million are wholly denominated in US Dollars and bear interest at a fixed rate of 9.9% payable every 6 months. The scheduled maturity date of the senior secured notes of $500 million was in December 2025, but following the acquisition of KCA Deutag International Limited by HP Global Holdings Limited in January 2025, these loans were repaid in full (see note 32). As all conditions precedent in the sales agreement between the Group and H&P were completed prior to 31 December 2024 these loans have been presented on the balance sheet as current liabilities and not as non-current liabilities as at the year end. The senior secured notes are listed on The International Stock Exchange (TISE).
The liabilities of $250 million in relation to the senior secured floating rate notes arose on completion of a $250 million issue completed in October 2022. The senior secured floating rate notes of $250 million are wholly denominated in US Dollars and bear interest at a floating rate based on Term SOFR plus a margin of 9.0%, payable every 6 months. The scheduled maturity date of the senior secured floating rate notes of $250 million was in December 2025, but following the acquisition of KCA Deutag International Limited by HP Global Holdings Limited in January 2025, these loans were repaid in full (see note 32). As all conditions precedent in the sales agreement between the Group and H&P were completed prior to 31 December 2024 these loans have been presented on the balance sheet as current liabilities and not as non-current liabilities as at the year end. The senior secured floating rate notes were listed on The International Stock Exchange (TISE).
The liabilities of $272.2 million (2023: $234.9 million) in relation to the payment in kind notes arose on completion of a $200 million issue completed in October 2022. The payment in kind notes are wholly denominated in US Dollars and carry interest which is being accrued at a fixed rate of 15.0%. During 2024, a total of $37.3 million (2023: $34.9 million) of unpaid interest has been formally added to the payment in kind notes liability value. The scheduled maturity date of the payment in kind notes was in October 2027, but following the acquisition of KCA Deutag International Limited by HP Global Holdings Limited in January 2025, these loans were repaid in full (see note 32). As all conditions precedent in the sales agreement between the Group and H&P were completed prior to 31 December 2024 these loans have been presented on the balance sheet as current liabilities and not as non-current liabilities as at the year end.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

21	Financial instruments
The Group’s multi-national operations expose it to a variety of financial risks that include the effects of changes in foreign currency exchange rates and interest rates. The Group has in place a risk management policy that seeks to limit the adverse effects on the financial performance of the Group by using foreign currency financial instruments and other instruments to fix interest rates.
a) Market risk
(i) Foreign exchange risk
The Group has a number of subsidiary companies whose revenue and expenses are denominated in currencies other than the US Dollar. The Group is exposed to foreign exchange risks primarily with respect to the US Dollar, Sterling, Euro, Norwegian Krone, Canadian Dollar, Angolan Kwanza, Pakistan Rupee, Colombian Peso and Argentine Peso. The Company is exposed to foreign exchange risks primarily with respect to Sterling.
In order to protect the Group's Balance Sheet from movements in exchange rates, whenever practical, the Group seeks to achieve natural hedging by ensuring that expenses are borne in the same currency as related income. Where this is not possible, the Group has entered, to an extent, into forward exchange contracts to hedge the foreign currency exposure of its subsidiary companies. Changes in the forward contract fair values are booked through the Income Statement. At 31 December 2024, the Group had 19 foreign exchange forward contracts (2023: 14).
A movement of 10% is considered to represent a material fluctuation of exchange rates. Movements in all of the Group's major exchange rate pairings against the US Dollar have been considered as each has the potential to impact on the reported US Dollar consolidated profit/loss and net assets/liabilities.
If the US Dollar became 10% stronger against all other main currencies of the Group, as at 31 December 2024 this would give rise to exchange losses of $0.7 million impacting on operating profit (2023: losses of $0.3 million). If the US Dollar became 10% stronger against all other main currencies of the Company, as at 31 December 2024 this would give rise to exchange gains of $0.3 million impacting on operating profit (2023: gains of less than $0.2 million).
If the US Dollar became 10% weaker against all other main currencies of the Group, as at 31 December 2024 this would give rise to exchange gains of $0.8 million impacting on operating profit (2023: gains of $0.3 million). If the US Dollar became 10% weaker against all other main currencies of the Company, as at 31 December 2024 this would give rise to exchange losses of $0.3 million impacting on operating profit (2023: losses of less than $0.3 million).
If the US Dollar became 10% stronger against all other main currencies of the Group, as at 31 December 2024 this would give rise to a decrease in net finance costs of $13.2 million (2023: decrease in costs of $9.9 million).
If the US Dollar became 10% weaker against all other main currencies of the Group, as at 31 December 2024 this would give rise to an increase in net finance costs of $14.5 million (2023: increase in costs of $10.9 million).
(ii) Interest rate risk
The Group is exposed to interest rate risk on its interest-bearing borrowings and on its interest-generating cash balances. The Group’s policy is to maintain a large percentage of its borrowings at fixed interest rates to generate the desired interest profile. As at 31 December 2024, approximately 71% (2023: 69%) of current and non-current borrowings were at fixed rates.
(iii) Price risk
The Group is not exposed to any significant price risk in relation to financial instruments.

b) Credit risk
The Group's credit risk relates primarily to its trade receivables. The Group has a small number of customers who are primarily either well established international or national companies, or joint ventures thereof. An evaluation is carried out of the credit risk of each new customer, and when appropriate, suitable protections put in place through the use of trade finance instruments.
Each month, management review an aged debtor analysis and focus on debts which are overdue for payment. In addition, there is always a level of unbilled receivables which arise through certain contractual mechanisms and attention is also focused on getting these amounts billed to customers as quickly as possible.
A table showing the ageing of trade receivables is provided in Note 16.
The Group’s policy is to deposit cash at institutions with an 'A' rating or better where possible. The Group held $119.5 million on a money market fund account with a 'AAA' rating at 31 December 2024 (2023: $130.0 million).

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

21	Financial instruments (continued)
c) Liquidity risk
At 31 December 2024, the Group is financed with $750.0 million of other Senior Secured Notes, $272.2 million of payment in kind notes, $186.7 million of secured bank loans and a positive cash balance of $231.3 million. At 31 December 2024, 6.5% (2023: 99.7%) of the Group's borrowing facilities were due to mature in more than one year.

d) Capital risk
The Group monitors its capital risk with reference to its long-term funding structure and leverage ratios such as gross debt to EBITDA and net debt to EBITDA.
The table below analyses the Group’s derivative and non-derivative financial liabilities into relevant maturity groupings based on the remaining period from the Balance Sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

	Less than 1 year	Between 1 and 5 years	Greater than 5 years
At 31 December 2024	$m	$m	$m
Borrowings – bank loans and Senior Secured Notes	1,145.1	36.1	80.8
Payment In Kind Notes - accrued interest	3.4	-	-
Lease liabilities	47.0	62.0	40.7
Trade and other payables	433.6	-	-

	Less than 1 year	Between 1 and 5 years	Greater than 5 years
At 31 December 2023	$m	$m	$m
Borrowings - bank loans and Senior Secured Notes	3.2	1,480.5	39.0
Payment In Kind Notes - accrued interest	-	2.9	-
Lease liabilities	62.5	88.2	51.8
Trade and other payables	366.6	-	-

The table below analyses the Group’s derivative financial instrument liabilities into relevant maturity groupings based on the remaining period from the Balance Sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows.

	Less than 1 year	Between 1 and 5 years
At 31 December 2024	$m	$m
Forward foreign exchange contracts
Outflow - settlement	2.0	-

	Less than 1 year	Between 1 and 5 years
At 31 December 2023	$m	$m
Foreign exchange contracts
Outflow - settlement	1.6	-
The Group had 19 forward foreign exchange contracts at 31 December 2024. The maturity dates of these contracts range from January 2025 to December 2025.
The Group did not have any derivative financial instrument assets as at 31 December 2024 (2023: $0.6 million). All of the Group’s forward exchange contracts are categorised as cash flow hedges.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

21	Financial instruments (continued)
e) Fair value of non-derivative financial assets and financial liabilities
The fair value of short-term borrowings, trade and other payables, trade and other receivables, short-term deposits and cash at bank and in hand approximates to the carrying amount because of the short maturity of interest rates in respect of these instruments. Senior Secured Notes are publicly traded and as such the fair value is subject to fluctuation.

	2024	2023	2024	2023
	Book value	Book value	Fair value	Fair value
	$m	$m	$m	$m
Fair value of borrowings
Senior Secured Notes (Note 20) – level 1	747.3	744.7	747.3	754.1
Bank borrowings (Note 20) – level 2	180.5	131.6	180.5	131.6
Payment In Kind Notes (Note 20) - level 2	270.7	233.0	270.7	233.0
Payment In Kind Notes - accrued interest (Note 20) - level 2	3.4	2.9	3.4	2.9

	2024	2023	2024	2023
	Book value	Book value	Fair value	Fair value
	$m	$m	$m	$m
Fair value of other financial assets and financial liabilities
Primary financial instruments held or issued to finance the Group’s operations:
Trade and other receivables (Note 16) – level 2	370.7	385.8	370.7	385.8
Cash and cash equivalents (Note 18) – level 2	111.8	100.1	114.4	100.1
Cash held on money market funds (Note 18) - level 2	119.5	130.0	119.5	130.0
Trade and other payables (Note 19) – level 2	433.6	366.6	433.6	366.6
The levels referred to in the table above relate to the following Fair Value hierarchy:
Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities that can be accessed at the measurement date;
Level 2: Valuations containing inputs other than quoted prices in active markets for identical assets and liabilities that are observable either directly or indirectly; and
Level 3: Valuations containing unobservable inputs.
f) Derivative financial instruments
The fair value of derivative financial instruments at the Balance Sheet date was as follows:

	2024	2023	2024	2023
	Assets	Assets	Liabilities	Liabilities
	$m	$m	$m	$m
Forward foreign exchange contracts – cash flow hedges – current (level 2)	-	0.6	2.0	-
Foreign exchange contracts – current (level 2)	-	-	-	1.6
The full fair value of a hedging derivative is classified as a non-current asset or liability if the remaining maturity of the hedged item is more than 12 months and, as a current asset or liability if the maturity of the hedged item is less than 12 months.
The Group’s derivative financial instruments have been classified using the fair value hierarchy set out in the fair value accounting policy. The level in the fair value hierarchy that each instrument is categorised in is detailed in the table above.
There was no ineffectiveness recognised in the Income Statement from cash flow hedges in the year.
(i) Forward foreign exchange contracts
The notional principal amount of the outstanding forward foreign exchange contracts at 31 December 2024 was $56.3 million (2023: $33.4 million).

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

21	Financial instruments (continued)
(ii) Interest rate swaps
The Group had no outstanding interest rate swaps at either 31 December 2024 or 2023. The Group only uses cash flow hedges and did not enter into any fair value or net investment hedges during the reporting year.

22	Provisions

	2024	2023
	$m	$m
At 1 January	3.3	2.7
Provided during the year	12.7	1.8
Utilised	(11.4)	(1.2)
Released	(0.2)	(0.1)
Exchange adjustments	(0.8)	0.1
At 31 December	3.6	3.3
Provisions have been analysed between current and non-current as follows:

	2024	2023
	$m	$m
Current	1.3	1.3
Non-current	2.3	2.0
	3.6	3.3
Provisions of $2.2 million (2023: $2.1 million) relate mainly to warranty obligations in respect of guarantees provided in the normal course of business relating to equipment supplied. These are normally for a period of not more than two years. Dilapidation provisions of $1.4 million (2023: $1.3 million) are provided on leased premises for which the majority of leases expire in 2036.

23	Deferred tax
Deferred tax is calculated on temporary differences at the tax rate applicable to the country in which the liability or asset has arisen. The following are the deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior year.

	Fair market value	Plant, property & Equipment	Retirement benefit obligations	Other including tax losses	Total
	$m	$m	$m	$m	$m
At 1 January 2023	(47.2)	35.2	0.2	16.5	4.7
Opening balance acquired	7.4	-	-	-	7.4
Credit (charge) to Income Statement	-	(15.0)	7.7	(0.6)	(7.9)
Credit (charge) to equity	-	-	(5.4)	-	(5.4)
Exchange adjustments	-	-	2.3	(2.5)	(0.2)
At 31 December 2023	(39.8)	20.2	4.8	13.4	(1.4)
Credit (charge) to Income Statement	2.4	(0.3)	0.2	(7.7)	(5.4)
Charge to equity	-	-	(0.5)	-	(0.5)
Exchange adjustments	-	-	-	(2.5)	(2.5)
At 31 December 2024	(37.4)	19.9	4.5	3.2	(9.8)
At 31 December 2024 the Group had deferred tax assets of $1.4 million arising from tax losses (2023: $1.3 million).
Fair market value relates to the unwinding of deferred tax liabilities arising from the acquisitions of assets from Saipem Onshore Drilling business in 2022 and Abbot Group plc in 2008.
Certain deferred tax assets and liabilities have been offset, including the asset balances analysed in the table above.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

23	Deferred tax (continued)
The following is an analysis of the deferred tax balances for financial reporting purposes:

	2024	2023
	Group	Group
	$m	$m
Deferred tax assets	59.5	60.4
Deferred tax liabilities	(69.3)	(61.8)
	(9.8)	(1.4)
The $59.5 million deferred tax asset is primarily made up of $24.4 million for the UK, $12.1 million for fair value on Saipem Onshore business, $8.5 million for Saudi Arabia, $7.8 million for Oman, $2.3 million for Azerbaijan and $2.4 million for Norway. The balance of $2.0 million is made up of a number of smaller items. The deferred tax asset comprises of $30.1 million of fixed asset timing differences, $12.1 million of FMV adjustments, $4.3 million of retirement obligations, $1.3 million tax losses and $11.7 million of other timing differences.
During the year ended 31 December 2024, the Group recognised a UK deferred tax asset of $24.4 million (2023: $24.0 million). It is anticipated that taxable profits will arise in the foreseeable future in the UK against which the deferred tax asset will be offset.
At 31 December 2024, the Group has an unrecognised deferred tax asset of $181.0 million (2023: $160.0 million) in respect of the corporate interest expense carry forwards arising from the Corporate Interest Restriction rules under the UK tax legislation. These carry forwards are available to offset against future taxable profits. However, a deferred tax asset has not been recognised due to the uncertainty of sufficient future taxable profits.
The gross amount and expiry dates of losses available to carry forward as at 31 December 2024 are as follows:

	Expiring within 5 years	Expiring beyond 6 years	Unlimited	Total
	$m	$m	$m	$m
Losses for which a deferred tax asset is recognised	1.4	-	-	1.4
Losses for which no deferred tax asset is recognised	69.4	1.0	363.7	434.1
	70.8	1.0	363.7	435.5
The losses recognised of $1.4 million are in relation to Oman. These losses are forecast to be utilised in the next 5 years. The deferred tax asset recognised on these losses is supported by calculations using business forecasts which account for any material tax adjustments.
The losses not recognised primarily relate to $256.7 million for the UK, $60.1 million for Germany, $30.1 million for Saudi Arabia, $3.0 million for Iraq, $24.7 million for Algeria and $15.1 million for Kuwait. The $45.8 million balance of losses is made up of smaller items.
The increase of losses, for which no deferred tax asset is recognised, primarily relates to restrictions on our ability to group relieve the UK losses in FY24 and FY25.
The gross amount and expiry dates of losses available to carry forward as at 31 December 2023.

	Expiring within 5 years	Expiring beyond 6 years	Unlimited	Total
	$m	$m	$m	$m
Losses for which a deferred tax asset is recognised	2.7	-	-	2.7
Losses for which no deferred tax asset is recognised	63.6	2.0	171.9	237.5
	66.3	2.0	171.9	240.2

Deferred tax of $10.0 million (2023: $3.0 million) has been recognised on unremitted earnings from overseas subsidiaries where payment is imminent. Where we control the payee, and no payment is expected deferred tax is not recognised.

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

24	Share capital
The nominal share capital of the Company is in US Dollar and is translated at the ruling exchange rate at the date of the transaction. The nominal value of each share is $0.01 for A shares and $0.001 for B, C and D.

	2024	2023
Authorised, issued and fully paid shares	Number of shares	Number of shares
A ordinary shares US$0.01	11,602,318	11,602,318
B ordinary shares US$0.001	309,278	309,278
C ordinary shares US$0.001	217,038	217,038
D ordinary shares US$0.001	1,199,535	1,199,535
At 31 December	13,328,169	13,328,169
Ordinary A shares carry voting rights but no voting rights attach to the ordinary B, C and D shares. Ordinary A shares participate in the proceeds of an exit, winding up or other return of capital in all circumstances, with ordinary B, C and D shares only participating above certain hurdle thresholds which are set out in the Articles of Association of the Company.

25	Share premium

	2024	2023
	$m	$m
At 1 January	919.2	918.0
Issue of shares	-	1.2
At 31 December	919.2	919.2

26	Employees and Directors

	2024	2023
Employee benefit expense for the Group during the year:	$m	$m
Wages and salaries	590.6	527.3
Social security costs	78.3	69.3
Other pension and end of service benefit costs	25.7	20.6
	694.6	617.2
The other pension and end of service benefit costs shown above of $25.7 million (2023: $20.6 million) relate to contributions to defined contribution schemes and current service costs relating to the defined benefit schemes, as well as accruals made in relation to end of service benefit.

	2024	2023
Average monthly number of people (including Executive Directors) employed:	Number	Number
Drilling and engineering	8,209	8,011
Support and administration	2,611	2,379
	10,820	10,390

	2024	2023
Key management compensation:	$m	$m
Salaries and short-term employee benefits	60.2	12.3
Post-employment benefits	0.2	0.2
	60.4	12.5

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

26	Employees and Directors (continued)

	2024	2023
The key management compensation figures include remuneration of seven Directors:	$m	$m
Aggregate emoluments, including retirement benefits	52.8	7.3
Included above are the emoluments of seven Directors of the Company. The emoluments of the highest paid director, including retirement benefit contributions, were $35.0 million (2023: $4.3 million). The Directors have no retirement benefits accruing under a defined benefit scheme.
Included in key management compensation are payments totalling $49.4 million mainly in respect of bonuses due as a result of the sale of the Company's shares to HP Global Holdings Limited on 16 January 2025, regulatory approval for which was received prior to the year end with only completion formalities to take place in 2025.
As at 31 December 2024, the Company employed the Group's five Non Executive Directors. On completion of the sale of the KCA Deutag Group in 2025, the Non Executive Directors resigned.

27	Retirement benefit obligations
The Group operates a number of pension schemes in various countries. In respect of defined benefit schemes, the Group operates two funded schemes in the UK, whilst in Germany the particular schemes are unfunded in line with local practice in those countries.
a) UK schemes
The Group operates two funded defined benefit schemes in the UK as follows:
(i) The KCA Drilling defined benefit scheme has been closed to new members for a number of years with existing members continuing to accrue benefits based on their current salary and number of years’ service with the Group.
The triennial actuarial valuation of the scheme is ongoing for 31 December 2022 by the Group’s pension advisers and based on their year-end review as at 31 December 2024 the principal assumptions made by the actuaries were:

	2024	2023
	%	%
Rate of increase in pensions in payment and deferred pensions	2.3	2.2
Discount rate	5.5	4.6
Inflation assumption	3.5	3.4
The expected return on plan assets is based on market expectation at the beginning of the period for returns over the entire life of the benefit obligation.
The life expectancy of a male member currently aged 40, retiring at age 65, is 88 years (2023: 88 years). The life expectancy of a female member currently aged 40, retiring at age 65, is 91 years (2023: 91 years).

The amounts recognised in the Balance Sheet are determined as follows:	2024	2023
	$m	$m
Present value of funded obligations	(32.0)	(36.2)
Fair value of scheme assets	28.4	31.0
Net liability	(3.6)	(5.2)
The amounts recognised in the consolidated Income Statement are as follows:

	2024	2023
	$m	$m
Service cost (including administration expenses)	0.1	0.2
Interest cost	1.6	1.6
Interest income	(1.4)	(1.3)
Total included within the Income Statement	0.3	0.5

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

27	Retirement benefit obligations (continued)
Changes in the present value of the defined benefit obligation are as follows:

	2024	2023
	$m	$m
Present value of obligations at 1 January	36.2	33.6
Interest cost	1.6	1.6
Remeasurements:
(Gain) loss from change in financial assumptions	(3.4)	1.3
Loss (gain) from change in demographic assumptions	0.2	(0.9)
(Gain) loss from effect of experience adjustments	(0.2)	(0.1)
Benefits paid	(1.9)	(1.4)
Exchange difference	(0.5)	2.1
Present value of obligations, 31 December	32.0	36.2
Changes in the fair value of plan assets are as follows:

	2024	2023
	$m	$m
Fair value of plan assets at 1 January	31.0	28.9
Service cost (including administration expenses)	(0.1)	(0.2)
Interest income	1.4	1.3
Remeasurement: return on plan assets, excluding amounts included in interest expense/income	(2.2)	(0.5)
Employer contributions	0.9	1.0
Benefits paid	(1.9)	(1.4)
Exchange difference	(0.7)	1.9
Fair value of plan assets, 31 December	28.4	31.0
Analysis of the movement in the Balance Sheet liability:

	2024	2023
	$m	$m
At 1 January	5.2	4.7
Total expense as above	0.3	0.5
Contributions	(0.9)	(1.0)
Remeasurements	(1.2)	0.8
Exchange difference	0.2	0.2
At 31 December	3.6	5.2
Contributions expected to be paid to the plan during the year beginning after the Balance Sheet date are $0.9 million (2023: $0.8 million).
Average life expectancy:

	2024	2023
Longevity at age 65 for current pensioners
- Men	22	22
- Women	25	25
Longevity at age 65 for future pensioners
- Men	23	23
- Women	26	26
The average duration of the defined benefit plan obligation at the end of the reporting period is 12 years (2023: 13 years). The sensitivity of the defined obligation to changes in the weighted principal assumption is:

	Impact on obligations
	Change in assumption	Increase in assumption	Decrease in assumption
		$m	$m
Discount rate	0.50%	(1.7)	1.8
Inflation rate	0.50%	0.8	(0.7)

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

27	Retirement benefit obligations (continued)
The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied when calculating the pension liability recognised within the statement of financial position.
The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to previous year.
The fair value of the plan assets was:

	2024	2023
	$m	$m
Cash	0.7	3.5
Equity	3.0	3.5
Debt	24.7	24.0
	28.4	31.0
(ii) The OIS Teesside Limited defined benefit scheme is closed and the Group is responsible for the ongoing funding of the scheme.
The most recent triennial actuarial valuation of the scheme was carried out as at 31 December 2021 by the Group’s pension advisers and based on their year-end review as at 31 December 2024 the principal assumptions made by the actuaries were:

	2024	2023
	%	%
Rate of increase in pensions in payment and deferred pensions	3.3	3.3
Discount rate	5.5	4.6
Inflation assumption	3.5	3.4
The life expectancy of a male member currently aged 40, retiring at age 65, is 87 years (2023: 88 years). There are no female plan members. The amounts recognised in the Balance Sheet are determined as follows:

	2024	2023
	$m	$m
Present value of funded obligations	(5.0)	(6.3)
Fair value of plan assets	4.6	5.4
Net asset (liability)	(0.4)	(0.9)
The amounts recognised in the consolidated Income Statement are as follows:

	2024	2023
	$m	$m
Service cost (including administration expenses)	0.1	0.1
Interest cost	0.3	0.2
Interest income	(0.2)	(0.3)
Total included within the Income Statement	0.2	-
Changes in the present value of the defined benefits obligation are as follows:

	2024	2023
	$m	$m
Present value of obligations at 1 January	6.3	4.7
Interest cost	0.3	0.2
Remeasurements:
Gain from change in demographic assumptions	(0.1)	(0.1)
(Gain) loss from change in financial assumptions	(0.5)	0.2
Experience (gains) losses	(0.4)	1.2
Benefits paid	(0.3)	(0.3)
Exchange difference	(0.3)	-
Present value of obligations, 31 December	5.0	5.9

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

27	Retirement benefit obligations (continued)

Changes in the fair value of plan assets are as follows
	2024	2023
	$m	$m
Fair value of plan assets at 1 January	5.4	5.3
Service cost (including administration expenses)	(0.1)	(0.1)
Interest income	0.2	0.3
Benefits paid	(0.3)	(0.3)
Remeasurement: return on plan assets, excluding amounts included in interest expense/income	(0.5)	(0.2)
Exchange difference	(0.1)	0.4
Fair value of plan assets, 31 December	4.6	5.4
Analysis of the movement in the Balance Sheet (asset) liability:

	2024	2023
	$m	$m
At 1 January	0.9	(0.6)
Total expense as above	0.2	-
Remeasurements	(0.5)	1.5
Exchange difference	(0.2)	-
At 31 December	0.4	0.9
Contributions expected to be paid during the annual year after the Balance Sheet date are nil (2023: nil).
Average life expectancy:

	2024	2023
Longevity at age 65 for current pensioners
- Men	22	22
- Women	n/a	n/a
Longevity at age 65 for future pensioners
- Men	22	23
- Women	25	26
The sensitivity of the defined obligation to changes in the weighted principal assumption is:

	Impact on obligations
	Change in assumption	Increase in assumption	Decrease in assumption
		$m	$m
Discount rate	0.50%	(0.3)	0.3
Inflation rate	0.50%	0.2	(0.2)
The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied when calculating the pension liability recognised within the statement of financial position.
The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to previous year.
The fair value of the plan assets was:

	2024	2023
	$m	$m
Cash	0.4	0.6
Equity	0.2	0.4
Debt	4.0	4.4
	4.6	5.4

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

27	Retirement benefit obligations (continued)
Virgin Media v NTL Trustees
The judgement in the above High Court case has implications for Defined Benefit schemes which previously contracted-out of the state pension system between 1997 and 2016. The judge in this case ruled that, where benefit changes were made without a valid ‘Section 37’ certificate from the Scheme Actuary, those changes could be considered void. The Court of Appeal dismissed an appeal to this judgment on 25 July 2024. The judgment could have material consequences for some Defined Benefit schemes which previously contracted-out of the state pension scheme, but uncertainty around the ruling persists due to expectations of further court cases and potential intervention from the UK Government. The Company Directors are in dialogue with the Schemes’ trustees over this issue and will continue to monitor developments as they arise. Preliminary analysis from the trustees suggests there is no reason to suspect there will be any additional material liability as a result of this ruling. Due to the uncertainty in terms of the potential impact on the pension deficits for the two schemes, no adjustment has been made for this case in these financial statements.

b) Germany schemes
The Group operates four defined benefit schemes in Germany. The schemes are unfunded in common with local practice and the total liabilities of the schemes are included as a Balance Sheet provision.
The schemes have been closed to new members for a number of years with existing members continuing to accrue benefits based on their current salary levels and number of years’ service with the Group.
The life expectancy of a male member currently aged 40, retiring at age 65, is 88 years (2023: 88 years). The life expectancy of a female member currently aged 40, retiring at age 65, is 91 years (2023: 91 years).
The most recent actuarial valuation of the schemes was carried out at 31 December 2024 by the Group’s pension advisers and the principal assumptions made by the actuaries were:

	2024	2023
	%	%
Rate of increase in pensionable salaries	4.0	3.5
Rate of increase in pensions in payment and deferred pensions	2.5	3.7
Discount rate	3.4	3.5
Inflation assumption	2.5	2.5
The amount recognised in the Balance Sheet is:

	2024	2023
	$m	$m
Present value of unfunded obligations	95.0	100.5
The amounts recognised in the consolidated Income Statement are as follows:

	2024	2023
	$m	$m
Current service cost	0.3	0.3
Interest cost	3.4	3.5
Total included within the Income Statement	3.7	3.8
Changes in the present value of the defined benefit obligations as included in the Balance Sheet are as follows:

	2024	2023
	$m	$m
Present value of obligations at 1 January	100.5	95.8
Service cost	0.3	0.3
Interest cost	3.4	3.5
Remeasurements:
Loss (gain) from change in financial assumptions	1.2	0.8
Experience (gain) loss	1.4	(3.3)
Benefits paid	(5.2)	(5.0)
Exchange difference	(6.6)	8.4
Present value of obligations, 31 December	95.0	100.5

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

27	Retirement benefit obligations (continued)
Average life expectancy:

	2024	2023
Longevity at age 65 for current pensioners
- Men	20	20
- Women	24	24
Longevity at age 65 for future pensioners
- Men	23	23
- Women	26	26
The sensitivity of the defined obligation to changes in the weighted principal assumption is:

	Impact on obligations
	Change in assumption	Increase in assumption $m	Decrease in assumption $m
Discount rate	0.25%	(2.7)	2.9
Inflation rate	0.25%	2.8	(2.7)
The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied when calculating the pension liability recognised within the statement of financial position.
The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to previous year.
c) Total
The total provision in the consolidated Balance Sheet relating to pension liabilities is analysed as follows:

	2024	2023
	$m	$m
UK schemes
- KCA	3.6	5.2
- OIS	0.4	0.9
Germany schemes	95.0	100.5
At 31 December	99.0	106.6
The Group also made contributions to defined contribution plans of $25.0 million (2023: $20.6 million).

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

28	Cash generated from (used in) operating activities

	2024	2023
	$m	$m
Cash generated from (used in) operating activities
(Loss) profit before taxation	(32.0)	5.0
Adjustments for:
- depreciation of property plant and equipment	135.7	123.8
- depreciation of right of use assets	62.0	62.9
- amortisation of intangible assets - other	7.8	8.8
- gain on sale of property, plant and equipment	(0.1)	(0.3)
Net movement in provisions and other liabilities and retirement benefit obligations	(6.1)	1.5
Net finance costs	156.2	161.8
Changes in working capital:
- increase in inventories and work in progress	(17.2)	(24.4)
- decrease (increase) in trade and other receivables	21.0	(69.8)
- increase in trade and other payables	57.7	53.6
Net exchange differences from operating activities	(6.3)	(7.7)
Cash generated from (used in) operating activities - total	378.7	315.2

29	Leases
This note provides information for leases where the Group is a lessee.
(i) Amounts recognised in the balance sheet
The balance sheet shows the following amounts relating to leases:

	2024	2023
	$m	$m
Right of Use Assets:
Properties	33.8	37.6
Drilling rigs and equipment	13.2	28.2
Vehicles, Plant & Equipment	59.3	81.8
	106.3	147.6
Lease Liabilities:
Current	45.2	60.4
Non-Current	72.7	96.0
	117.9	156.4

Additions to the right-of-use assets during the year were $22.7 million (2023: $29.7 million).

ii) Amounts recognised in the statement of profit or loss

The statement of profit or loss shows the following amounts relating to leases:

	2024	2023
Depreciation charge of right-of-use assets	$m	$m
Properties	12.7	13.5
Drilling rigs & Equipment	15.6	15.3
Vehicles, Plant & Equipment	33.7	34.1
	62.0	62.9
Interest expense (included in finance cost)	12.5	11.6
Expense relating to short-term leases	0.1	0.1

The total cash outflow for leases in 2024 was $70.5 million (2023: $73.9 million).

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

30	Capital and other financial commitments

	2024	2023
	$m	$m
Contracts placed for future capital expenditure not provided in the financial statements	43.3	44.4

31	Subsidiary undertakings, other related undertakings and ultimate controlling party

At 31 December 2024, KCA Deutag International Limited is a private limited Company registered in Jersey. There is no shareholder which holds 25% or more of the shares in the Company and the Company is controlled by its Directors.
A full list of subsidiaries and joint ventures is shown below.
The Group’s subsidiaries registered at 1 Park Row, Leeds, LS1 5AB are as follows:

Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA Deutag International 2 Limited	Direct subsidiary	England and Wales	100%
KCA Deutag International 3 Limited	Indirect subsidiary	England and Wales	100%
KCA Deutag PIKCO Plc	Indirect subsidiary	England and Wales	100%
KCA Deutag Alpha Limited	Indirect subsidiary	England and Wales	100%
Abbot Group Limited	Direct subsidiary	England and Wales	100%
KCA DEUTAG Rig Co. Limited	Indirect subsidiary	England and Wales	100%
KCA DEUTAG (Land Rig) Limited	Indirect subsidiary	England and Wales	100%
KCA DEUTAG UK Finance Plc	Indirect subsidiary	England and Wales	100%
KCA DEUTAG Enterprises Limited	Indirect subsidiary	England and Wales	100%
Rig Design Services Holdings Limited	Indirect subsidiary	England and Wales	100%
RDS Energy Solutions Limited	Indirect subsidiary	England and Wales	100%
Abbot Investments (North Africa) Limited	Indirect subsidiary	England and Wales	100%
Abbot Holdings Limited	Indirect subsidiary	England and Wales	100%
KCA DEUTAG Drilling Group Limited	Indirect subsidiary	England and Wales	100%
KCA European Holdings Limited	Indirect subsidiary	England and Wales	100%
KCA DEUTAG Caspian Limited	Indirect subsidiary	England and Wales	100%

The Group’s subsidiaries registered at Group Headquarters, Bankhead Drive, City South Office Park, Portlethen, Aberdeenshire, AB12 4XX are as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Europe BV	Indirect subsidiary	Scotland	100%
SET Drilling Company Limited	Indirect subsidiary	Scotland	100%
KCA DEUTAG Drilling Limited	Indirect subsidiary	Scotland	100%
KCA DEUTAG Drilling Services (UK) Limited	Indirect subsidiary	Scotland	100%
KCA DEUTAG Technical Support Limited	Indirect subsidiary	Scotland	100%
KCA DEUTAG Rig Design Services Limited	Indirect subsidiary	Scotland	100%
KCA DEUTAG Limited	Indirect subsidiary	Scotland	100%
Kenera Energy Solutions Limited (UK)	Indirect subsidiary	Scotland	100%
ProRig Limited	Indirect subsidiary	Scotland	100%

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

31 Subsidiary undertakings, other related undertakings and ultimate controlling party (continued) The Group’s subsidiaries registered at 206 E 9th Street, STE 1300, Austin, TX, USA are as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG LLC	Indirect subsidiary	USA	100%

The Group’s subsidiaries registered at Vasili Vryonidi, 6 Gala Court Chambers,5th Floor, Limassol, 3095, Cyprus are as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Overseas Limited	Indirect subsidiary	Cyprus	100%
KCA DEUTAG Holdings Limited	Indirect subsidiary	Cyprus	100%
KCA DEUTAG (Cyprus) Limited	Indirect subsidiary	Cyprus	100%
The Group’s subsidiaries registered at Deilmannstrasse 1, 48455 Bad Bentheim, Germany are as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Abbot Verwaltungsgesellschaft mbH	Indirect subsidiary	Germany	100%
KCA DEUTAG GmbH	Indirect subsidiary	Germany	100%
KCA DEUTAG Tiefbohrgesellschaft mbH	Indirect subsidiary	Germany	100%
KCA DEUTAG Drilling GmbH	Indirect subsidiary	Germany	100%
Bentec GmbH Drilling and Oilfield Systems	Indirect subsidiary	Germany	100%
Bentec Personalservice GmbH	Indirect subsidiary	Germany	100%

The Group’s subsidiaries registered at Espehaugen 37, 5258 Blomsterdalen, 4601 Bergen, Norway are as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Holdings Norge AS	Indirect subsidiary	Norway	100%
KCA DEUTAG Drilling Norge AS	Indirect subsidiary	Norway	100%
KCA DEUTAG MODU Operations AS	Indirect subsidiary	Norway	100%
Abbot Holdings Norge AS	Indirect subsidiary	Norway	100%
KCA DEUTAG Offshore AS	Indirect subsidiary	Norway	100%
KCA DEUTAG Drilling Offshore Services AS	Indirect subsidiary	Norway	100%

The Group’s subsidiaries registered at Jan Tinbergenstraat 432, 7559, St Hengelo, the Netherlands are as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Nederland BV	Indirect subsidiary	Netherlands	100%
KCA DEUTAG Investments BV	Indirect subsidiary	Netherlands	100%
KCA Deutag Rider Cooperatief U.A.	Indirect subsidiary	Netherlands	100%

The Group’s subsidiaries registered at One Marina Boulevard # 28-00 Singapore 018989 are as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Tender Barges (Offshore) Pte Ltd	Indirect subsidiary	Singapore	100%
KCA DEUTAG PTE Limited	Indirect subsidiary	Singapore	100%

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

31 Subsidiary undertakings, other related undertakings and ultimate controlling party (continued)
The Group’s associate registered at 23B, Jalan 52/1, 46200 Petaling Jaya, Selangor, Malaysia is as follows:

Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Global Tender Barges Malaysia Sdn Bhd (in liquidation)	Indirect subsidiary	Malaysia	30%

The Group’s subsidiary registered at San Blas 2 San Joaquin, Ciudad del Carmen, Campeche 24157 is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Global Tender Barges Mexico, S. de R.L. de C.V.	Indirect subsidiary	Mexico	99%
The Group’s subsidiary registered at 5-9 Main Street, Gibraltar, GX11 1AA is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
International Air Drilling Company Limited	Indirect subsidiary	Gibraltar	100%

The Group’s subsidiary registered at Erbil, English Village, Villa 210, Kurdistan is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Performance Drilling for Oil Services Limited	Indirect subsidiary	Iraq	100%

The Group’s subsidiary registered at Caledonian House, PO Box 1043, George Town, Grand Cayman, KY1-1102 Cayman Islands is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
ILI Corporation Limited	Indirect subsidiary	Cayman Islands	100%

The Group’s subsidiary registered at 2/F Palm Grove House, PO Box 3340, Road Town, Tortola, British Virgin Islands is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Investments Limited	Indirect subsidiary	British Virgin Islands	100%

The Group’s subsidiary registered at Ar Rumays, Barka, P.O. Box 739, Postal Code 116, Sultanate of Oman is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Oman KCA DEUTAG Drilling Company (LLC)	Indirect subsidiary	Oman	70%

The Group’s subsidiary registered P.O Box 12 78, Postal Code 133, Al-Khuwai, Sultanate of Oman is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
International Drilling Technology (LLC)	Indirect subsidiary	Oman	76%

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

31 Subsidiary undertakings, other related undertakings and ultimate controlling party (continued)
The Group’s subsidiary registered at Km 16, PH-Aba Expressway, Opposite INTELS, Rumukurusi, Port-Harcourt, Nigeria is as follows:

Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Nigeria Limited	Indirect subsidiary	Nigeria	38%

The Group’s subsidiary registered at Schottegatweg Oost 44, Willemstad, Curaçao is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Deutag Overseas (Curaçao) NV	Indirect subsidiary	Netherlands Antilles	100%

The Group’s subsidiary registered at PO Box 1216, Al Khobar 31952, Kingdom of Saudi Arabia is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Drilling Saudi Arabia Limited	Indirect subsidiary	Saudi Arabia	100%

The Group’s subsidiary registered at 45 Hebron Way, Suite 201, St. John’s NF, A1A 0P9, Canada is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Drilling Canada Inc.	Indirect subsidiary	Canada	100%

The Group’s subsidiary registered at Unit No. 804, DMCC Business Centre, Level No , Jewellery & Gemplex 3, Dubai, UAE is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA DEUTAG Operations Services DMCC	Indirect subsidiary	UAE	100%

The Group’s joint venture registered at 15 Chaikovsky Street, Almaty, Republic of Kazakhstan is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Bentec Kazakhstan Limited Liability Partnership	Joint venture	Kazakhstan	50%

The Group’s subsidiary registered at 14th Floor ISR Plaza, 69 Nizami Street, Baku, AZ 1000 Azerbaijan is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Turan Drilling & Engineering Company LLC	Indirect subsidiary	Azerbaijan	49%

The Group’s subsidiaries registered at Ar Rumays, Barka, P.O. Box 739, 116 Muscat Governorate, Sultanate of Oman are as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA Deutag Energy Global LLC KCA Deutag Energy National LLC	Indirect subsidiary Indirect subsidiary	Oman Oman	99% 99%
KCA Deutag Energy LLC	Indirect subsidiary	Oman	70%
KCA Deutag Energy International LLC	Indirect subsidiary	Oman	99%
KCA Deutag Energy Rigs SPC	Indirect subsidiary	Oman	100%

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

31 Subsidiary undertakings, other related undertakings and ultimate controlling party (continued)
The Group’s subsidiary registered at Office G5, Ground Floor, Gulf Axis Dana Office Building, Al Dana Al Shamalia, P.O Box: 34258, Dhahran 34258, Kingdom of Saudi Arabia is as follows:

Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA Deutag Gulf Drilling Limited	Indirect subsidiary	Saudi Arabia	100%
Kenera Energy Solutions Middle East Limited	Indirect subsidiary	Saudi Arabia	100%
he Group’s subsidiary registered at Unit D Parkside Business Park, Spinners Road, Doncaster, UK, DN2 4BL is as follows:

Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Clean Power Hydrogen plc	Indirect subsidiary	England and Wales	6%
The Group’s subsidiary registered at 04050, Ukraine, Kyiv, Mykoly Pymonenka Street 13, build. 1-B, office 31 is as follows:

Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Bentec TOB	Indirect subsidiary	Ukraine	100%
The Group’s subsidiaries registered at PO Box 536, 13-14 Esplanade, St Helier, Jersey, JE4 5UR is as follows:

Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
International Energy Services Jersey Holding Co. Ltd	Indirect subsidiary	Jersey	100%
International Energy Services ROW Jersey Ltd	Indirect subsidiary	Jersey	100%
International Energy Services KSA Jersey Ltd	Indirect subsidiary	Jersey	100%
International Energy Services South America Co. Ltd	Indirect subsidiary	Jersey	100%

The Group’s subsidiary registered at Unit No. 2936, DMCC Business Centre, Level No , Jewellery & Gemplex 3, Dubai, UAE is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCAD International DMCC	Indirect subsidiary	UAE	100%

The Group’s subsidiary registered at 8993 Duhuran, 3389-34521, Kingdom of Saudi Arabia is as follows:
Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
Saudi International Energy Services Company Ltd	Indirect subsidiary	Saudi Arabia	100%

The Group’s joint venture registered at St Smagulova, 4A, Atyrau, 060005, Republic of Kazakhstan is as follows:

Name	Relationship to Company	Country of Incorporation	Percentage of ordinary shares held
KCA Deutag Kazakhstan LLP	Joint venture	Kazakhstan	51%

KCA Deutag International Limited

Notes to the consolidated financial statements
for the years ended 31 December 2024 and 2023

32 Post balance sheet events

On 16 January 2025 (the “Closing Date”), HP Global Holdings Limited (H&P) completed the Acquisition of 100% of the share capital of KCA Deutag International Limited pursuant to the Purchase Agreement signed in July 2024. H&P paid aggregate cash consideration of approximately $2.0 billion, which consisted of the share purchase price of $0.9 billion and $1.1 billion which was used to contemporaneously repay or redeem certain of KCA Deutag existing debt, including, as applicable, the payment of all accrued and unpaid interest, premiums, and fees.
The $1.1 billion repayment or redemption of certain KCA Deutag existing debt consisted of:
(a) the redemption in full of all of:
(i) KCA Deutag UK Finance PLC’s outstanding $500 million aggregate principal amount of 9.875% Senior Secured Notes due 2025;
(ii) KCA Deutag UK Finance PLC’s outstanding $250 million aggregate principal amount of Senior Secured Floating Rate Notes due 2025 and;
(iii) KCA Deutag PIKCO PLC’s outstanding $272.2 million aggregate principal amount (which includes approximately $72.2 million of accrued and capitalized interest) of 15.0%/17.5% Payment-In-Kind Notes due 2027, and
(b) the repayment of all of the:
(i) approximately $50 million of outstanding borrowings under KCA Deutag’s Senior Secured Guarantee and Revolving Credit Facilities provided by Barclays Bank plc and;
(ii) approximately $50 million of outstanding borrowings under KCA Deutag’s Senior Secured Revolving Credit Facilities provided by Deutsche Bank AG, in each case including, as applicable, the payment of all accrued and unpaid interest, premiums and fees in connection with each such redemption or repayment.